Exhibit 10.1

Execution Version

Published CUSIP Numbers

Deal: 22758BAA1

Facility: 22758BAB9

CREDIT AGREEMENT

Dated as of April 1, 2019

among

CROSSAMERICA PARTNERS LP
and
LEHIGH GAS WHOLESALE SERVICES, INC.
as Borrowers,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWERS
FROM TIME TO TIME PARTY HERETO,
as Guarantors

CITIZENS BANK, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

CAPITAL ONE, NATIONAL ASSOCIATION,
MUFG BANK, LTD., CANADA BRANCH,
KEYBANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

REGIONS BANK,
as Documentation Agent,

and

The Lenders Party Hereto

CITIZENS BANK, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION,
KEYBANC CAPITAL MARKETS, INC.,
MUFG BANK, LTD., CANADA BRANCH
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS1
1.01	Defined Terms1
1.02	Other Interpretive Provisions33
1.03	Accounting Terms34
1.04	Rounding35
1.05	Times of Day; Rates35
1.06	Letter of Credit Amounts35
1.07	Currency Equivalents Generally35
1.08	Divisions35
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS35
2.01	The Loans35
2.02	Borrowings, Conversions and Continuations of Loans36
2.03	Letters of Credit37
2.04	Swing Line Loans44
2.05	Prepayments47
2.06	Termination or Reduction of Commitments47
2.07	Repayment of Loans48
2.08	Interest48
2.09	Fees48
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate49
2.11	Evidence of Debt49
2.12	Payments Generally; Administrative Agent’s Clawback50
2.13	Sharing of Payments by Lenders51
2.14	Increase in Commitments52
2.15	Cash Collateral53
2.16	Defaulting Lenders54
2.17	Extension of Maturity Date56
ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY58
3.01	Taxes58
3.02	Illegality62
3.03	Alternate Rate of Interest62
3.04	Increased Costs; Reserves on Eurodollar Rate Loans64
3.05	Compensation for Losses65
3.06	Mitigation Obligations; Replacement of Lenders66
3.07	Provisions Relating to Extended Revolving Commitments66
3.08	Survival66
ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS67
4.01	Conditions of Initial Credit Extension67
4.02	Conditions to all Credit Extensions68
ARTICLE V	REPRESENTATIONS AND WARRANTIES69
5.01	Existence, Qualification and Power69
5.02	Authorization; No Contravention69
5.03	Governmental Authorization; Other Consents69
5.04	Binding Effect70

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(continued)

Page

5.05	Financial Statements; No Material Adverse Effect70
5.06	Litigation70
5.07	No Default70
5.08	Title; Etc70
5.09	Environmental Compliance; Permits71
5.10	Insurance71
5.11	Taxes71
5.12	ERISA Compliance72
5.13	Subsidiaries; Equity Interests; Loan Parties72
5.14	Margin Regulations; Investment Company Act72
5.15	Disclosure72
5.16	Compliance with Laws73
5.17	Intellectual Property; Licenses, Etc73
5.18	Solvency73
5.19	Labor Matters73
5.20	Collateral Documents73
5.21	Reserved73
5.22	OFAC73
5.23	Anti-Corruption Laws73
5.24	EEA Financial Institution73
ARTICLE VI	AFFIRMATIVE COVENANTS73
6.01	Financial Statements74
6.02	Certificates; Other Information74
6.03	Notices76
6.04	Payment of Obligations77
6.05	Preservation of Existence, Etc77
6.06	Maintenance of Properties77
6.07	Maintenance of Insurance77
6.08	Compliance with Laws77
6.09	Books and Records77
6.10	Inspection Rights78
6.11	Use of Proceeds78
6.12	Covenant to Guarantee Obligations and Give Security78
6.13	Compliance with Environmental Laws80
6.14	Further Assurances80
6.15	Compliance with Terms of Leaseholds80
6.16	ROFR81
6.17	Designation and Conversion of Restricted and Unrestricted Subsidiaries81
6.18	Certain Post-Closing Obligations81
ARTICLE VII	NEGATIVE COVENANTS82
7.01	Liens82
7.02	Indebtedness84
7.03	Investments86
7.04	Fundamental Changes88
7.05	Dispositions89
7.06	Restricted Payments90

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(continued)

Page

7.07	Change in Nature of Business91
7.08	Transactions with Affiliates91
7.09	Burdensome Agreements92
7.10	Use of Proceeds92
7.11	Financial Covenants93
7.12	Sanctions93
7.13	Anti-Corruption Laws93
7.14	Amendments of Organization Documents and Certain Agreements93
7.15	Accounting Changes93
7.16	Amendment of Certain Contracts93
7.17	Limitation on Speculative Hedging94
7.18	Sale Leasebacks94
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES94
8.01	Events of Default94
8.02	Remedies upon Event of Default96
8.03	Application of Funds97
ARTICLE IX	ADMINISTRATIVE AGENT AND COLLATERAL AGENT98
9.01	Appointment and Authority98
9.02	Rights as a Lender98
9.03	Exculpatory Provisions98
9.04	Reliance by Administrative Agent99
9.05	Delegation of Duties99
9.06	Resignation of Administrative Agent100
9.07	Non-Reliance on Administrative Agent and Other Lenders101
9.08	No Other Duties, Etc101
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding101
9.10	Collateral and Guaranty Matters102
9.11	Secured Cash Management Agreements and Secured Hedge Agreements103
9.12	Collateral Agent103
ARTICLE X	MISCELLANEOUS103
10.01	Amendments, Etc103
10.02	Notices; Effectiveness; Electronic Communications105
10.03	No Waiver; Cumulative Remedies; Enforcement107
10.04	Expenses; Indemnity; Damage Waiver107
10.05	Payments Set Aside109
10.06	Successors and Assigns109
10.07	Treatment of Certain Information; Confidentiality113
10.08	Right of Setoff114
10.09	Interest Rate Limitation115
10.10	Counterparts; Integration; Effectiveness115
10.11	Survival of Representations and Warranties115
10.12	Severability115
10.13	Replacement of Lenders115
10.14	Governing Law; Jurisdiction; Etc116
10.15	Waiver of Jury Trial117
10.16	No Advisory or Fiduciary Responsibility117

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(continued)

Page

10.17	Electronic Execution of Assignments and Certain Other Documents118
10.18	USA PATRIOT Act118
10.19	Keepwell118
10.20	ENTIRE AGREEMENT119
10.21	Reserved119
10.22	Release of Collateral and Guarantees119
10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions120
10.24	Joint and Several Obligations of the Borrowers; Partnership120
10.25	Certain ERISA Matters122
ARTICLE XI	GUARANTY123
11.01	The Guaranty123
11.02	Bankruptcy123
11.03	Nature of Liability124
11.04	Independent Obligation124
11.05	Authorization124
11.06	Reliance125
11.07	Waiver125
11.08	Limitation on Enforcement126
11.09	Confirmation of Payment126
11.10	Eligible Contract Participant126
11.11	Keepwell126

-iv-

SCHEDULES

1.01(A)	Guarantors
1.01(B)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.11	Certain Tax Information
5.13	Subsidiaries and Other Equity Investments; Loan Parties
6.18	Certain Post-Closing Obligations
7.01	Existing Liens
7.02	Existing Indebtedness
7.03	Existing Investments
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Revolving Credit Loan Notice
A-2	Swing Line Loan Notice
B-1	Note
B-2	Swing Line Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Joinder Agreement
F-1 – F-4	Forms of U.S. Tax Compliance Certificates

NAI-1506417599v15	-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 1, 2019, among CROSSAMERICA PARTNERS LP, a Delaware limited partnership (the “Partnership”), LEHIGH GAS WHOLESALE SERVICES, INC., a Delaware corporation (“Services” and together with the Partnership, each a “Borrower” and collectively the “Borrowers”), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CITIZENS BANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

The Lenders have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accessible Borrowing Availability” means, as of any date of determination, the amount by which the Aggregate Commitments exceed the Total Outstandings.

“Acquisition” means (i) the acquisition, directly or indirectly, by any Person of (a) at least a majority of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person, (c) all or substantially all of a line of business or division of another Person, (in each case above (i) whether or not involving a merger or a consolidation with such other Person and (ii) whether in one transaction or a series of related transactions), (d) all of the Equity Interests in a FuelCo, (e) a Fuel Supply Agreement, or (f) any properties or assets that are retail store locations (but in any case excluding any ordinary course capital expenditures of the Loan Parties or replacements of existing equipment, property or assets of the Loan Parties) and (ii) any Permitted Drop Down.

“Acquisition Consideration” means, in connection with any Acquisition, the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, earnouts and other contingent payment obligations to, and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrowers and their Subsidiaries for such Acquisition; provided, that any contingent future payment shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by any Borrower or any Subsidiary.

“ACT” means Alimentation Couche-Tard Inc., a corporation organized under the laws of the Province of Quebec, Canada.

“Additional Loan Party” means each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 6.12.

“Administrative Agent” means Citizens in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Partnership and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments (including Tranches thereof) of all the Lenders.  As of the Closing Date, the Aggregate Commitments are $750,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Partnership or any of its Subsidiaries from time to time concerning bribery or corruption.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.16.  If the commitment of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Aggregate Commitments shall be determined based on the Applicable Percentage of such Lender in respect of the Aggregate Commitments most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” and “Applicable Fee Rate” means (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the period ending June 30, 2019, the applicable percentage per annum set forth below corresponding to Pricing Level 4 and, (ii) thereafter, the applicable percentage per annum set forth below, determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) or as otherwise provided below.

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Rate Loans/Letter of Credit Fees	Applicable Margin for Base Rate Loans	Applicable Fee Rate
1	< 3.25	1.50%	0.50%	0.25%
2	> 3.25 but < 4.00	1.75%	0.75%	0.30%
3	> 4.00 but < 4.50	2.00%	1.00%	0.35%
4	> 4.50 but < 5.00	2.25%	1.25%	0.40%
5	> 5.00	2.50%	1.50%	0.45%

Any increase or decrease in the Applicable Rate or Applicable Fee Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the third Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(b), then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citizens, Capital One, National Association, KeyBanc Capital Markets Inc., MUFG Bank, Ltd., Canada Branch and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to the proviso in the definition of Capitalized Leases), (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease (subject to the proviso in the definition of Capitalized Leases) and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the combined consolidated statements of operations, partners equity (deficit) and cash flows of the Partnership and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, partners’ capital, retained earnings and cash flows for such fiscal year of the Partnership and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% per annum and (c) the Eurodollar Rate in effect on such day for deposits in Dollars for a one‑month Interest Period (subject to any interest rate floor set forth in the definition of “Eurodollar Rate”) plus 1.00% per annum, provided that the Base Rate shall at no time be less than 1.00% per annum.  If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Eurodollar Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means, with respect to the Borrowers, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association or such other form satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” and “Borrowers” each have the meaning specified in the introductory paragraph hereto.

“Borrower Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of CrossAmerica Partners LP, dated as of October 30, 2012, among the General Partner, Lehigh Gas Corporation, a Delaware corporation, and the other limited partners party thereto, as amended by the First Amendment dated as of October 1, 2014, the Second Amendment dated as of December 3, 2014 and the Third Amendment dated as of January 1, 2018.

“Business” means the business of the Partnership and its Restricted Subsidiaries on the date hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Canadian Business Day”  means any day other than a Saturday, Sunday or other day which is a legal holiday in the Province of Ontario or is a day on which commercial banks are authorized or required to close in Toronto, Ontario.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with GAAP as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under GAAP as in effect on December 31, 2018.

“Captive Insurance Company” shall mean Capital Specialty of Texas Insurance Company, a Texas corporation, or any other captive insurance company that (i) was established for the primary purpose of insuring CST Brands and its Subsidiaries or the Partnership and its Subsidiaries and (ii) is or will be subject to regulation as an insurance subsidiary.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, the applicable L/C Issuer or Swing Line Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by either Borrower or any of its respective Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)

readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)

Dollar-denominated time deposits with, or Dollar-denominated insured certificates of deposit or Dollar-denominated bankers’ acceptances of, any commercial bank that (i) (A) is a Lender, or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System; (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition; and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)

commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)

Investments, classified in accordance with GAAP as current assets of such Borrower or any of its respective Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, and (b) with respect to any Cash Management Agreement entered into before the Closing Date, is a Lender or Affiliate of a Lender on the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following events or conditions:  (a) the General Partner shall cease to be the sole general partner of the Partnership; (b) ACT and its subsidiaries shall cease, directly or indirectly, to own and control legally and beneficially more than 50% of the Equity Interests in the General Partner; (c) any Person (other than ACT and its subsidiaries) shall Control the General Partner; or (d) the Partnership and its Restricted Subsidiaries shall cease to Control Services.

“Citizens” means Citizens Bank, N.A., together with its successors and assigns.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” means Citizens, in its capacity as collateral agent under the Security Documents, or any successor collateral agent.

“Collateral Documents” means, collectively, the Security Agreement, each of the collateral assignments, the Pledge Agreement, IP Security Agreements, Security Agreement Supplements, Pledge Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Loss” means any loss, damage, destruction or other casualty to, or any condemnation of, any Collateral.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans (and Tranches thereof) to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such

Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Common Units” means the common units and subordinated units representing limited partner interests in the Partnership.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, as of any date of determination for the most recently completed Measurement Period, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period (except in the case of clause (xi) below): (i) Consolidated Interest Charges for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrowers and their Restricted Subsidiaries for such period, (iii) depreciation and amortization expense of the Borrowers and their Restricted Subsidiaries for such period, (iv) other non-cash charges (excluding reserves for future cash charges) of the Borrowers and their Restricted Subsidiaries for such period, including non-cash charges for impairments, Equity Interest compensation and distribution accretion charges, (v) transaction fees and expenses incurred in connection with negotiation, execution, and delivery of this Agreement (and any subsequent modification or amendment of this Agreement) in an aggregate amount not to exceed $6,000,000 in the aggregate, (vi) fees and expenses incurred in connection with any Acquisition permitted pursuant to Section 7.03 or Disposition permitted pursuant to Section 7.05, regardless of whether such Acquisition or Disposition closes; provided that the amount of such fees and expenses added to Consolidated Net Income for any period shall not exceed 10.0% of Consolidated EBITDA for such period (but without giving effect to this clause (vi) in such calculation) in any Measurement Period, (vii) expenses incurred in connection with the offering of Equity Interests in the Partnership or an offering of Qualified Senior Notes, in each case, only to the extent such expenses are reasonable and customary for such offerings; provided that the amount of such fees and expenses added to Consolidated Net Income shall not exceed 10.0% of Consolidated EBITDA for such period (but without giving effect to this clause (vii) in such calculation) for any Measurement Period, (viii) other extraordinary expenses not incurred in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any twelve (12) month period, (ix) early termination fees incurred in connection with the termination of contracts, including leases, in an aggregate amount not to exceed $5,000,000 in any four (4) quarter fiscal period, (x) extraordinary losses and (xi) to the extent not included in the calculation of Consolidated Net Income for such period, the net cash proceeds received by the Borrowers and their Restricted Subsidiaries from business interruption insurance or reimbursement of expenses, or received by the Borrowers and their Restricted Subsidiaries pursuant to indemnification or other reimbursement provisions relating to any Investment or Disposition permitted hereunder, in each case during such period minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period minus (d) any other non-recurring, non-cash gains during such period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements of the Borrowers and their Restricted Subsidiaries).  Consolidated EBITDA shall be calculated for each Measurement Period, on a pro forma basis, after giving effect to, without duplication, any Acquisition, Disposition, or designation of an Unrestricted Subsidiary as a Restricted Subsidiary or of a Restricted Subsidiary as an Unrestricted Subsidiary occurring during each period commencing on the first day of such period to and including the date of such transaction (the “Reference Period”) as if such Acquisition, Disposition, or designation and any related incurrence or repayment of Indebtedness occurred on the first day of the Reference Period.  In making the calculation contemplated by the preceding sentence, Consolidated EBITDA generated or to be generated by such acquired, divested, designated, or damaged or condemned property or Person shall be determined in good faith by the Borrowers based on reasonable assumptions; provided, however, that (A) unless the Borrowers elect to do so, any Acquisition or Disposition involving consideration of less than $15,000,000 shall not be required to be included in such pro forma calculations, (B) such pro forma calculations shall also be reasonably acceptable to the Administrative Agent if such pro forma adjustments to Consolidated EBITDA exceed the lesser of (x) $35,000,000 and (y) thirty percent (30%) of the Consolidated EBITDA for the Partnership and its Restricted Subsidiaries on a consolidated basis prior to such adjustment and (C) no such pro forma adjustments shall be allowed unless, not less than thirty (30) days after the end of such period, the Administrative Agent shall have received such written documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent, supporting such pro forma adjustments.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrowers and their Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including commercial but excluding undrawn standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than a Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which a Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is Non-Recourse Debt.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent (i) paid in cash or required to have been paid in cash and (ii) treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrowers and their Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Borrowers and their Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Indebtedness as of such date minus (ii) all cash and Cash Equivalents held by the Borrowers and their Restricted Subsidiaries as of such date (other than any restricted cash or restricted Cash Equivalents that are not restricted in favor of the Secured Parties) on a consolidated basis to (b) Consolidated EBITDA of the Borrowers and their Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrowers and their Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) gains or losses from Dispositions not in the ordinary course of business, (c) gains or losses from the early extinguishment of Indebtedness, (d) all non-cash income (excluding straight-line rental income and receivables generated in the normal course of business),

(e) non-cash tax credits and other non-cash benefits, (f) the net income of any Restricted Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Restricted Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (g) any non-cash gains or losses resulting from mark to market activity as a result of FASB ASC 815 and (h) any income (or loss) for such Measurement Period of any Person (including any FuelCo) if such Person is not a Wholly-Owned Subsidiary or is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to a Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of total assets of the Borrowers and their Restricted Subsidiaries after deducting therefrom:  (a) all current liabilities; and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other similar intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrowers and their Restricted Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Senior Secured Indebtedness” means all Consolidated Funded Indebtedness that is secured by a Lien on any property or assets of either Borrower or any Restricted Subsidiary.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Senior Secured Indebtedness as of such date minus (ii) all cash and Cash Equivalents held by the Borrowers and their Restricted Subsidiaries as of such date (other than any restricted cash or restricted Cash Equivalents that are not restricted in favor of the Secured Parties) on a consolidated basis to (b) Consolidated EBITDA of the Borrowers and their Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Revolving Credit Borrowing, (b) an L/C Credit Extension and (c) a Swing Line Borrowing.

“CST Brands” means CST Brands, Inc., a Delaware corporation.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, unless cured or waived during any applicable grace or cure period, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Partnership in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable L/C Issuers, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Partnership, the Administrative Agent, the applicable L/C Issuers or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Partnership, to confirm in writing to the Administrative Agent and the Partnership that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Partnership), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Partnership, the applicable L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory that is the subject of comprehensive Sanction(s) (as of the Closing Date, Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrowers in good faith) of non-cash consideration received by either Borrower or any Restricted Subsidiary in connection with any Disposition pursuant to Section 7.05(f) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Partnership, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the occurrence of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that are not Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, or is required to be repurchased by the Partnership or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable for, either mandatorily or at the option of the holder thereof, Indebtedness or any other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and Cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof), except, in the case of clauses (a) and (b), as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations under the Loan Documents, the cancelation or expiration of all Letters of Credit and the termination of the Commitments; provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Energy Policy Act” means the Energy Policy Act of 1992, Pub. L. No. 102-486, 106 Stat. 2776 (codified as amended in scattered sections of 15, 16, 25, 20, 42 U.S.C.).

“Engagement Letter” means the Senior Secured Credit Facility Engagement Letter, dated as of February 15, 2019, by and among the Borrowers and Citizens.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, or governmental restrictions relating to pollution and the protection of the environment or natural resources or the release of any materials into the environment or to public or workplace health and safety with respect to hazardous or toxic substances, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party, any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other arrangement pursuant to which liability is assumed by or imposed on the Borrowers with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, registration, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (provided, however, that debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests shall not constitute Equity Interests prior to conversion or exchange thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA)

or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate; or (h) a failure by the Borrowers or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrowers or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means:

a)

for any Interest Period with respect to a Eurodollar Rate Loan, the offered rate per annum for deposits of Dollars for the applicable Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR) fixes as its London Interbank Offered Rate (“LIBOR”) as published on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in Dollars as of 11:00 A.M. (London time) on the day which is two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and

(b)

for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day, provided, that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Eurodollar Successor Rate” has the meaning specified in Section 3.03(b).

“Eurodollar Successor Rate Conforming Changes” means, with respect to any proposed Eurodollar Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative and yield protection matters as may be appropriate, in the discretion of the Administrative Agent and the Borrowers, to reflect the implementation of such Eurodollar Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with then-prevailing market practice (or, if the Administrative Agent determines that implementation of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurodollar Successor Rate exists, in such other manner of administration as the Administrative Agent and the Borrowers agree).

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means (a) any fee-owned real property and all leasehold (including ground lease) interests in real property, (b) motor vehicles and other assets subject to certificates of title or ownership to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement,

(c) commercial tort claims with a value of less than $2,000,000 individually, or $5,000,000 in the aggregate for all such commercial tort claims, for which no complaint or counterclaim has been filed in a court of competent jurisdiction, (d) Equity Interests in any Person (other than any Wholly Owned Restricted Subsidiaries) to the extent (but only for so long as) the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s organizational or joint venture documents or would require the consent of one or more third parties (other than a Loan Party or a Subsidiary thereof) that has not been obtained (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC or other applicable Laws), (e) voting Equity Interests constituting an amount greater than 65% of the total voting Equity Interests of any Subsidiary that is a CFC or a FSHCO and that is owned directly by a Borrower or Guarantor, (f) any lease, license or other agreement, government approval or franchise with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Obligations constitutes a breach of or a default under (including pursuant to any “change of control” or similar provision), or creates a right of termination in favor of any party (other than any Loan Party or a Subsidiary thereof) to, such lease, license or other agreement, government approval or franchise (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC or any other applicable Laws), (g) any asset subject to a Lien to the extent and for so long as the grant of a Lien thereon to secure the Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC or any other applicable Laws), (h) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (i) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any applicable Law, rule or regulation, or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC or any other applicable Law) or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received, (j) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time), (k) any patent, trademark or copyright deemed immaterial by the Borrowers’ in their good faith determination (in consultation with the Administrative Agent) and (l) any assets with respect to which, in the reasonable judgment of the Administrative Agent and the Partnership (as agreed in writing), the cost or other consequences (including, without limitation, adverse tax consequences and/or any effect on the ability of the Borrowers and their subsidiaries to conduct their operations and business in the ordinary course of business and including the costs of title insurance, surveys or flood insurance (if necessary)) of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided, however, in each case, that any proceeds of the foregoing assets shall not constitute “Excluded Assets” unless such proceeds themselves constitute assets described in the foregoing clauses (a) through (l).

“Excluded Insurance Proceeds” means the proceeds of the following insurance claims: (i) in respect of business interruption claims to cover operating losses (including but not limited to loss of profits, operating expenses and other costs) of the Borrowers in respect of which the relevant insurance claim was made; (ii) covering, and applied to, a third party claim; or (iii) other insurance claims as approved by the Administrative Agent in its sole discretion.

“Excluded Subsidiary” means (i) any CFC, FSHCO or a Subsidiary that is held directly or indirectly by a CFC or FSHCO, (ii) any Restricted Subsidiary for which providing a guarantee is contractually prohibited on the date of such Restricted Subsidiary’s acquisition (other than by reason of any prohibition entered into in contemplation of such acquisition), (iii) any Restricted Subsidiary for which the

Administrative Agent and the Borrowers reasonably agree that the cost, burden, difficulty or consequence of providing a guarantee outweighs, or is excessive in light of, the benefits afforded thereby, (iv) any non-Wholly-Owned Subsidiary, (v) any Immaterial Subsidiary, (vi) any Unrestricted Subsidiary, (vii) any Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, (viii) any Subsidiary that is prohibited by applicable law, rule or regulation existing on the Closing Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary, from guaranteeing the Obligations or which would require any governmental or regulatory consent, approval, license or authorization to do so, unless such consent, approval, license or authorization has been obtained and (ix) any not-for profit Subsidiaries, captive insurance companies or other special purpose subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Subsidiary Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Subsidiary Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.19 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Subsidiary Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Subsidiary Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on it, in each case, (i) as a result of such recipient being organized under the Laws of, or having its principal office located in or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above; (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii); (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any United States withholding Tax that is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 3.01(a)(ii); (e) any Taxes attributable to a recipient’s failure to comply with clause (B) of Section 3.01(e)(ii), and (f) any United States Federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 4, 2014, by and among the Partnership, Services, the other credit parties party thereto, the financial institutions party thereto and Citizens Bank of Pennsylvania as administrative agent, as the same may have been amended, restated, supplemented or otherwise modified prior to the Closing Date.

“Existing Letters of Credit” the letters of credit issued or deemed issued under the Existing Credit Agreement and listed on Schedule 1.01(B).

“Extending Lenders” has the meaning specified in Section 2.17(d).

“Extended Loans” has the meaning specified in Section 2.17(a).

“Extended Loan Commitments” has the meaning specified in Section 2.17(a).

“Extension” has the meaning specified in Section 2.17(a).

“Extension Amendment” has the meaning specified in Section 2.17(d).

“Extension Offer” has the meaning specified in Section 2.17(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into by the United States that implement or modify the foregoing (so long as such modification is substantively comparable and not materially more onerous to comply with) (together with the portions of any law implementing such intergovernmental agreements).

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief executive officer, chief financial officer, treasurer or controller of a Loan Party, or in the case of a Loan Party that is partnership, the chief executive officer, chief financial officer, treasurer or controller of the general partner of such Loan Party.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which either Borrower is resident for Tax purposes (including such a Lender when acting in the capacity of an L/C Issuer).  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation has been reallocated to other Lenders in accordance with the terms hereof.

“FSHCO” means any Subsidiary that for U.S. federal income tax purposes is treated either as a partnership or as a disregarded entity if substantially all the assets of such Subsidiary consist of equity interests (as determined for U.S. federal income tax purposes) in one or more (a) CFCs and/or (b) FSHCOs.

“FuelCo” means (i) any Person which is designated by the Partnership in writing as a “FuelCo” from time to time and which is the owner of a Fuel Supply Agreement or Controls the Person which owns a Fuel Supply Agreement, (ii) Flash Fuel, LLC, a Delaware limited liability company, (iii) Flash Fuel, LP, a Delaware limited partnership and (iv) Flash South, LLC, a Georgia limited liability company.

“Fuel Supply Agreement” means any of (i) that certain Petroleum Product Sale Agreement dated as of May 1, 2013 by and between CST Marketing and Supply Company and Valero Marketing and Supply Company, as may be amended, modified, supplemented, restated or replaced and (ii) any other agreement of a Subsidiary of CST Brands pursuant to which such Subsidiary purchases or distributes motor fuel.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means CrossAmerica GP LLC, a Delaware limited liability company.

“Getty” means Getty Properties Corp., a Delaware corporation.

“Getty Lease” means, collectively, the Getty MA/ME/NH Lease and the Getty PA Lease.

“Getty MA/ME/NH Lease” means, collectively, that certain (i) Unitary Net Lease and Net Sublease Agreement dated April 19, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (ii) Letter Agreement dated May 30, 2012 between Getty and Services as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (iii) Letter Agreement regarding grant of security interest dated October 1, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (iv) Letter Agreement regarding site investigations and excavations dated October 1, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (v) Amendment to Unitary Net Lease and Net Sublease Agreement dated November 19, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (vi) Letter Agreement dated November 26, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (vii) Amendment to Unitary Net Lease and Net Sublease Agreement dated September 4, 2013 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (viii) Amendment to Unitary Net Lease and Net Sublease Agreement dated November 25, 2013 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP) and (ix) Amendment to Unitary Net Lease and Net Sublease Agreement dated December 1, 2013 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP).

“Getty PA Lease” means, collectively, that certain (i) Unitary Net Lease and Net Sublease Agreement dated May 1, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (ii) Letter Agreement regarding grant of security interest dated October 1, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP), (iii) Letter Agreement regarding site investigations and excavations dated October 1, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP) and (vi) Letter Agreement regarding site investigations and excavations dated May 1, 2012 between Getty and Services (as assignee of LGP Realty Holdings LP, successor by merger to Energy Realty OP LP).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) the Subsidiaries of the Partnership listed on Schedule 1.01(A) and each other Restricted Subsidiary that is a Material Subsidiary of the Partnership that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12 and (b) solely with respect to the payment and performance by each Specified Loan Party of its obligations under its Guaranty pursuant to Section 10.19 with respect to all Swap Obligations, the Borrowers.  For the avoidance of doubt, no CFC, FSHCO, or any Subsidiary that is disregarded for U.S. federal income tax purposes and that is held directly or indirectly by a CFC or FSHCO shall be a Guarantor.

“Guaranty” means the guaranty of the Guarantors set forth in Article XI.

“Hazardous Materials” means all substances, wastes or other pollutants identified as hazardous, harmful, deleterious or toxic or otherwise regulated as hazardous, harmful, deleterious or toxic pursuant to any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hedge Bank” means any Person that, (a) at the time it enters into an interest rate Swap Contract that such Person reasonably believes is permitted under Article VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract and (b) with respect to any Swap Contract entered into before the Closing Date, is a Lender or an Affiliate of a Lender on the Closing Date.

“Immaterial Subsidiary”  means, subject to Section 6.12(e), any Restricted Subsidiary if and for so long as (a) such Immaterial Subsidiary (x) does not have total assets at such time exceeding 5% of the total assets of the Borrowers and their Restricted Subsidiaries, determined in accordance with GAAP or (y) generate more than 5% of Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b) and (b) such Restricted Subsidiary, together with all other Immaterial Subsidiaries at the time of (and after giving effect to) the designation of such Restricted Subsidiary as an Immaterial Subsidiary, (x) does not have total assets at such time exceeding 10% of the total assets of the Borrowers and their Restricted Subsidiaries, determined in accordance with GAAP or (y) generate more than 10% of Consolidated EBITDA for the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)

the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;
(d)

all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are (i) not unpaid for more than 90 days after the date on which such trade account payable was created or (ii) being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Person);

(e)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)

all Disqualified Equity Interests of such Person and any warrant, right or option to acquire any Disqualified Equity Interest of such Person, valued at the greater of the voluntary or involuntary liquidation preference of such Disqualified Equity Interest plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  Notwithstanding the foregoing, and where applicable, for the avoidance of doubt, “Indebtedness” will not include intercompany Indebtedness and any obligations arising from intercompany transfer pricing arrangements having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

The amount of Indebtedness of any Person for which recourse is limited in recourse to specific assets encumbered as security for such Indebtedness for purposes of clause (e) above shall, so long as such Indebtedness is not an obligation of such Person beyond the value of such assets, be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Drop Down” means the series of asset exchanges with ACT or its Affiliates and the Partnership, pursuant to the Asset Exchange Agreement, dated as of December 17, 2018, by and between Circle K Stores Inc., a Texas corporation, and the Partnership, to the extent (i) consummated on or prior to the date that is three (3) months prior to the Maturity Date and (ii) consummated pursuant to the terms of such Asset Exchange Agreement, without any changes adverse in any material respect to the Lenders.

“Insurance or Condemnation Proceeds” means the proceeds of any insurance claim or condemnation event, except for Excluded Insurance Proceeds, received in connection with condemnation, damage or loss of a Borrower’s or its Restricted Subsidiaries’ assets.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by a Borrower in its Revolving Credit Loan Notice, or such other period that is twelve months or a period shorter than one month requested by a Borrower and consented to by all the Lenders; provided that:

(a)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(b)

any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)	no Interest Period shall extend beyond the Maturity Date.

“Interstate Commerce Act” means the body of law commonly known as the Interstate Commerce Act (codified at 49 U.S.C. App. §§ 1 et seq. (1988)).

“Investment” means, as to any Person, any direct or indirect Acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Security Agreements” means any Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement (as such terms are defined in the Security Agreement) executed by any Loan Party.

“IP Security Agreement Supplements” means any Patent Security Agreement Supplement, Trademark Security Agreement Supplement and Copyright Security Agreement Supplement (as such terms are defined in the Security Agreement) executed by any Loan Party.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrowers (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement”  means a Joinder Agreement in substantially the form of Exhibit E, executed and delivered by an Additional Loan Party in accordance with the terms of Section 6.12.

“Junior Debt”  has the meaning specified in Section 7.16.

“Knowledge”  means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person, in each case, following reasonable inquiry.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (a) Citizens and (b) any other Lenders selected by the Borrowers and acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), that agree to become an L/C Issuer hereunder, or any successor issuer or issuers of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Commitment” means, with respect to the applicable L/C Issuer, at any time, the amount set forth opposite such L/C Issuer’s name in the grid below or as set forth in the agreement by which any Lender becomes an L/C Issuer or as reflected for such L/C Issuer in the relevant Assignment and Assumption to which it is a party, as such amount may be increased pursuant to an agreement between the Borrowers and such L/C Issuer with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

L/C Issuer	Letter of Credit Commitment
Citizens Bank, N.A.	$65,000,000.00

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date then in effect.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means the lesser of the aggregate amount of the Letter of Credit Commitments and an amount equal to the Aggregate Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.  As of the Closing Date, the Letter of Credit Sublimit is $65,000,000.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate”.

“LIBOR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the sum of (i) Accessible Borrowing Availability as of such date and (ii) all cash and Cash Equivalents held by the Borrowers and their Restricted Subsidiaries as of such date (other than any restricted cash or restricted Cash Equivalents that are not restricted in favor of the Secured Parties) on a consolidated basis.

“Loan” means an extension of credit by a Lender to either Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents, (d) any Joinder Agreements, (d) the Engagement Letter, (e) each Issuer Document, (f) any arrangements entered into by an L/C Issuer and the Borrowers pursuant to the definition of “Letter of Credit Commitment” or Section 2.03(a)(iii), and (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Lease” means that certain Master Lease Agreement dated as of May 28, 2014, by and between the landlord(s) identified on Schedule 1 attached thereto and Dunne Manning Stores, LLC (formerly known as Lehigh Gas – Ohio, LLC), as amended prior to the date hereof and as amended after the date hereof so long as such amendments are not materially adverse to the Lenders.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Materials” has the meaning specified in Section 6.02.

“Material Subsidiary”:  any Domestic Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means April 1, 2024; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrowers.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of such L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.15(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and such L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which either Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including either Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lenders” has the meaning specified in Section 2.17(d).

“Non-Recourse Debt” means Indebtedness:  (a) as to which neither Borrower nor any of the Borrowers’ Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, in each case, other than a pledge of the Equity Interests of an Unrestricted Subsidiary or joint venture that is an obligor on such Indebtedness and (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary or joint venture) would permit upon notice, lapse of time or both any holder of any other Indebtedness of either Borrower or any of the Borrowers’ Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its maturity.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Lender, substantially in the form of Exhibit B-1, with respect to promissory notes evidencing Revolving Credit Loans or Exhibit B-2, with respect to promissory notes evidencing Swing Line Loans.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Agreement” means that certain Amended and Restated Omnibus Agreement dated as of October 1, 2014, by and among the Partnership, the General Partner, Dunne Manning Inc. (formerly known as Lehigh Gas Corporation), CST Services LLC, Dunne Manning Stores, LLC (formerly known as Lehigh

Gas – Ohio, LLC) and Joseph V. Topper Jr., as amended prior to the date hereof and as amended after the date hereof so long as such amendments are not materially adverse to the Lenders.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of either Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrowers and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition (other than a Permitted Drop Down) by a Borrower or any Restricted Subsidiary so long as:

(i)no Default or Event of Default shall have occurred and be continuing at the time of such acquisition or result therefrom;

(ii)the acquisition shall not be a “hostile” acquisition and shall have been recommended by the Board of Directors of the Person acquired (or the assets of which are acquired) in such acquisition and the Person (or assets) acquired in such acquisition shall be engaged in (or used to engage in) a line of business permitted under the Loan Documents;

(iii)to the extent required by Section 6.12, and any Person acquired pursuant to such acquisition shall execute a Joinder Agreement in accordance with the terms of, and within the time periods required by, Section 6.12;

(iv)the Borrowers shall be in compliance with the financial covenants set forth in Section 7.11 after giving Pro Forma Effect to such Acquisition and any related incurrence or repayment, prepayment, repurchase or other discharge of Indebtedness, provided, that, for the avoidance of doubt, to the extent a Specified Acquisition Period is then in effect (or would be in effect upon the consummation of such acquisition), the Borrowers shall be in compliance with such financial covenants set forth in Section 7.11 as are applicable during a Specified Acquisition Period after giving Pro Forma Effect to such Acquisition and any related incurrence or repayment, prepayment, repurchase or other discharge of Indebtedness;

(v)if such Acquisition is a Specified Acquisition, (A) the Liquidity of the Borrowers and their Restricted Subsidiaries shall not be less than $15,000,000 after giving effect to such Acquisition and any related incurrence or repayment, prepayment, repurchase or other discharge of Indebtedness, and (B) the Borrowers shall have furnished copies of the fully executed acquisition documentation to the Administrative Agent;

(vi)the aggregate amount of Permitted Acquisitions by the Borrowers and their Restricted Subsidiaries of Persons that do not become Loan Parties or constituting purchases of assets that are acquired directly by Restricted Subsidiaries that are not Loan Parties, together with the aggregate amount of Permitted Drop Downs resulting in the acquisition by the Borrowers and Loan Parties of Persons that do not become Loan Parties and Investments outstanding in reliance on Section 7.03(i) (in each case, valued at the time of such Permitted Acquisition, Permitted Drop Down or Investment and without giving effect to any write downs or write offs thereof), shall not exceed the greater of (A) $75,000,000 and (B) 11.75% of Consolidated Net Tangible Assets; and

(vii)if such Acquisition is a Specified Acquisition, the Borrowers shall furnish an officer’s certificate certifying as to the satisfaction of the foregoing clauses (i) through (vi).

“Permitted Drop Down” means any asset exchange between ACT or a subsidiary thereof (other than the Partnership and its Subsidiaries) and any Loan Party so long as:

(i)no Default or Event of Default shall have occurred and be continuing at the time of such asset exchange or result therefrom;

(ii)to the extent required by Section 6.12, any Person acquired pursuant to such asset exchange shall execute a Joinder Agreement in accordance with the terms of, and within the time periods required by, Section 6.12;

(iii)the Borrowers shall be in compliance with the financial covenants set forth in Section 7.11 after giving Pro Forma Effect to such asset exchange and any related incurrence or repayment, prepayment, repurchase or other discharge of Indebtedness;

(iv)(A) the Liquidity of the Borrowers and their Restricted Subsidiaries shall not be less than $15,000,000 after giving effect to such asset exchange and any related incurrence or repayment, prepayment, repurchase or other discharge of Indebtedness, and (B) the Borrowers shall have furnished copies of the fully executed documentation evidencing such asset exchange to the Administrative Agent;

(v)the aggregate amount of Permitted Drop Downs resulting in the acquisition by the Borrowers and Loan Parties of Persons that do not become Loan Parties, together with the aggregate amount of Permitted Acquisitions by the Borrowers and their Restricted Subsidiaries of Persons that do not become Loan Parties or constituting purchases of assets that are acquired directly by Restricted Subsidiaries that are not Loan Parties and Investments outstanding in reliance on Section 7.03(i) (in each case, valued at the time of such Permitted Acquisition, Permitted Drop Down or Investment and without giving effect to any write downs or write offs thereof), shall not exceed the greater of (A) $75,000,000 and (B) 11.75% of Consolidated Net Tangible Assets; and

(vi)the Borrowers shall furnish an officer’s certificate certifying as to the satisfaction of the foregoing clauses (i) through (v).

“Permitted Like-Kind Exchange” means an exchange of property by any Loan Party with another Person arrangements for which have been made prior to the Disposition of such Loan Party’s property subject to such exchange; provided that (a) such transaction qualifies as a like-kind exchange under Section 1031 of the Code, (b) no Event of Default shall have occurred and be continuing at the time of execution of the related relinquished property agreement, proceeds assignment agreement or similar agreement or would result (including on a Pro Forma Basis) from such transaction, and no Event of Default under Section 8.1(a), (f) or (g)(i) shall have occurred and be continuing at the time that such transaction is consummated, and (c) all other aspects of the exchange have been approved by the Administrative Agent (such approval not to be unreasonably conditioned, withheld or delayed).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of either Borrower or any ERISA Affiliate or any such Plan to which either Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means that certain Pledge Agreement, dated as of even date herewith, executed by each of the Loan Parties in favor of the Collateral Agent.

“Pledge Agreement Supplement” means a Supplement to the Pledge Agreement in the form attached as Annex I to the Pledge Agreement.

“Pledged Equity” has the meaning specified in Section 1.3 of the Security Agreement.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to any transaction, that such transaction and any related incurrence or repayment, prepayment, repurchase or other discharge of Indebtedness shall be deemed to have occurred as of the first day of the four-quarter period ending as of the most recent quarter end preceding the date of such transaction for which financial statement information is available.  Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Qualified Note Offering” means an issuance of unsecured Indebtedness for borrowed money of, or in respect of, a private placement or public sale of notes by any Borrower and/or Guarantor, resulting in gross proceeds to the Borrowers and/or Guarantors of not less than $175,000,000, and any unsecured guarantees thereof by any Loan Party; provided, however, that (i) such Indebtedness shall not have the benefit of any guarantee, letter of credit or other credit support (other than such unsecured guarantees from any Loan Party), (ii) no portion of the principal amount of such Indebtedness shall be scheduled to be due and payable prior to the 181st day following the Maturity Date, (iii) such Indebtedness shall not have the benefit of any financial maintenance covenants, (iv) no covenant or event of default under such Indebtedness shall restrict any Borrower or any Loan Party from incurring Indebtedness under this Agreement in an aggregate principal amount of up to $750,000,000 (or, if greater, the amount of Aggregate Commitments at the time of such Qualified Note Offering after giving effect to any concurrent reduction of the Commitments) plus any amount of interest or fees paid in kind and added to principal, (v) the covenants and events of default applicable to such Indebtedness, when taken as a whole, shall not be more restrictive than the covenants and events of default under the Loan Documents (taken as a whole) or are on then-prevailing market terms as determined in good faith by the Partnership, and (v) both before and after giving effect to the incurrence of such Indebtedness and the application of any of the proceeds thereof on the issuance date thereof no Default or Event of Default exists or would exist and the Borrowers shall be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 7.11 of this Agreement.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repurchase Options” means the right to repurchase one or more of the retail sites pursuant to a recorded instrument (or a memorandum thereof) encumbering the applicable retail sites.

“Request for Credit Extension” means (a) with respect to a Revolving Credit Borrowing, conversion or continuation of Revolving Credit Loans, a Revolving Credit Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer or controller of a Loan Party (or, in the case of a partnership, the general partner acting on behalf of such partnership) and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party (or, in the case of a partnership, the general partner acting on behalf of such partnership) and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party (or, in the case of a partnership, the general partner acting on behalf of such partnership) so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party (or, in the case of a partnership, the general partner acting on behalf of such partnership) shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary of a Borrower that has not been designated as an Unrestricted Subsidiary in accordance with the definition thereof.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Partnership.

“ROFR” means a right of first refusal to purchase or a right of first offer to purchase one or more of the real property pursuant to a recorded instrument (or a memorandum thereof) encumbering the applicable real property.

“ROFR Statute” means any statute, law or similar regulation imposed by any Governmental Authority pursuant to which any seller or transferor of real property which is a franchisor or similar Person is required by such statute, law or regulation to offer to an existing franchisee or similar Person which operates such real property under a lease, sublease or other grant of authority the right of first refusal or bona fide offer to purchase such real property, including N.J.S.A. § 56:10-6.1.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale Leaseback” has the meaning specified in Section 7.18.

“Sanction(s)” means any and all economic or financial sanction or trade embargoes administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, including, to the extent applicable to the Borrowers and their Subsidiaries, the Government of Canada and the Government of Japan, (b) any Person located or organized in a Designated Jurisdiction, or (c) any Person 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by any such Person or Persons described in clauses (a) or (b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Collateral Agent, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means that certain Security Agreement, dated as of even date herewith, executed by each of the Loan Parties in favor of the Collateral Agent.

“Security Agreement Supplement” means a Supplement to the Security Agreement in the form attached as Annex I to the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such

Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means the Initial Drop Down and any Acquisition made by the Borrowers or any of their Restricted Subsidiaries in which the Acquisition Consideration therefor exceeds $30,000,000.

“Specified Acquisition Period” means, upon the Borrowers’ election pursuant to Section 6.02(i), (a) the fiscal quarter during which the Borrowers or any of their Restricted Subsidiaries consummates a Specified Acquisition and (b) the four fiscal quarters immediately following the fiscal quarter described in clause (a); provided, however, that (i) no more than one Specified Acquisition Period may be in effect at any one time, (ii) no Specified Acquisition Period may become effective if the Borrowers fail timely to elect such Specified Acquisition Period pursuant to the terms of Section 6.02(i), and (iii) no more than one Specified Acquisition Period may be elected with respect to any particular Specified Acquisition.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.19).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Partnership.  Notwithstanding anything to the contrary set forth in this Agreement, so long as the Partnership or any other Loan Party does not own any general partnership interests in a FuelCo or have the direct or indirect Control of the management of a FuelCo, such FuelCo shall not be deemed to be a Subsidiary for purposes of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Citizens in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit A-2 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of a Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $35,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $35,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Tranche” means any Extended Loans that have terms and provisions that differ from those of the Revolving Loans outstanding on the date such Extended Loans are made.

“Transactions” means, collectively, (a) the initial Credit Extensions under this Agreement, (b) the refinancing of the Existing Credit Agreement, and (c) the payment of fees, premiums, expenses and other transaction costs incurred in connection with the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of a Borrower formed or acquired after the Closing Date that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that (at the time of such designation):  (a) such Subsidiary has no Indebtedness other than (i) Non-Recourse Debt and (ii) Indebtedness guaranteed by a Loan Party in accordance with Section 7.03 which would not cause violation of the financial covenants set forth in Section 7.11; (b) except as permitted by Section 7.08, such Subsidiary is not party to any agreement, contract, arrangement or understanding with either Borrower or any Restricted Subsidiary of either Borrower; (c) such Subsidiary is a Person with respect to which neither Borrower nor any of their Restricted Subsidiaries has any direct or indirect obligation (i) to mandatorily subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (d) such Subsidiary has not guaranteed (or after such designation will not guarantee) or otherwise directly or indirectly provided credit support (or after such designation will not provide credit support) for any Indebtedness of either Borrower or any of their Restricted Subsidiaries; (e) such designation complies with Section 6.17 and (f) such Subsidiary has not been redesignated as a Restricted Subsidiary under Section 6.17.  Any designation of a Subsidiary of a Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by an Officers’ Certificate certifying that such designation complied with the preceding conditions.  As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC or FSHCO.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements from which the Audited Financial Statements were prepared, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the Unites States as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(c)Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Partnership and its Subsidiaries or to the determination of any amount for the Partnership and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that a Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 10:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from to the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01The Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to either Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Loans.  (a)  Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Partnership’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Revolving Credit Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Revolving Credit Loan Notice.  Each such notice must be received by the Administrative Agent not later than noon (A) three Business Days prior to the requested date of any Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (B) on the Business Day prior to the requested date of any Revolving Credit Borrowing of Base Rate Loans; provided, however, that if the Partnership wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Partnership (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Credit Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Revolving Credit Loan Notice (whether telephonic or written) shall specify (i) whether the Partnership is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Revolving Credit Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); provided that, if such Revolving Credit Loan Notice requests a Revolving Credit Borrowing of Base Rate Loans or a conversion to a Base Rate Loan, the requested date of the Revolving Credit Borrowing shall also be a Canadian Business Day, (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (v) which Borrower is requesting such Loans, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If the Partnership fails to specify a Type of Loan in a Revolving Credit Loan Notice or if the Partnership fails to give a timely notice requesting a conversion or continuation, then the Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Partnership requests a Revolving Credit Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Credit Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)Following receipt of a Revolving Credit Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Partnership, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Revolving Credit Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Revolving Credit Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Credit Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Citizens with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Partnership; provided, however, that if, on the date a Revolving Credit Loan Notice with respect to a Revolving Credit Borrowing is given by the Partnership, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above.

(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)The Administrative Agent shall promptly notify the Partnership and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Partnership and the Lenders of any change in Citizens’ prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Revolving Credit Loans.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) each L/C Issuer severally agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers or their Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers or their Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Outstandings shall not exceed the Aggregate Commitments, (x) the aggregate Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Outstanding Amount of the Letters of Credit issued by any L/C Issuer shall not exceed such L/C Issuer’s Letter of Credit Commitment.  Each request by the Partnership for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)No L/C Issuer shall issue any Letter of Credit if:

(A)subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Lenders and the applicable L/C Issuer have approved such expiry date or (y) such Letter of Credit is cash collateralized on terms and pursuant to arrangements satisfactory to the applicable L/C Issuer.

(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $50,000;

(D)the Letter of Credit is to be denominated in a currency other than Dollars;

(E)any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Partnership delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Partnership.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to the applicable L/C Issuer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than noon at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) upon the request of the Administrative Agent, the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may reasonably require.  Additionally, the Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Partnership and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)If the Partnership so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension

Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Partnership shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Partnership and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Partnership and the Administrative Agent thereof.  Not later than 10:00 a.m. on the Business Day after the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Credit Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest)

and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the respective L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, either Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Revolving Credit Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.

(vi)If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.  (i)  At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that either Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, either Borrower or any of their respective Subsidiaries.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the applicable L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement.  None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The applicable L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the applicable L/C Issuer shall not be responsible to the Borrowers for, and such L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)Letter of Credit Fees.   The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default under Section 8.01(a) or (f) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by such L/C Issuer, of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.04Swing Line Loans.

(a)The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to either Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments at such time, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, (iii) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (iv) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Partnership’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 12:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the Borrower requesting such Swing Line Borrowing, and (iii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in immediately available funds.

(c)Refinancing of Swing Line Loans.  (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Revolving Credit Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Revolving Credit Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Credit Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Credit Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant committed borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the

Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)Repayment of Participations.  (i)  At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)Reallocation.  If the maturity date shall have occurred in respect of any Tranche of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another Tranche or Tranches of Revolving Commitments is or are in effect with a longer maturity date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the Swing Line Lender, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the Tranche or Tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the Revolving Credit Exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such allocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrowers shall still be obligated to pay Swing Line Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitments or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment.  Upon the maturity date of any Tranche of Revolving Commitments, the sublimit for Swing Line Loans may be reduced as agreed between the Swing Line Lender and the Borrowers, without the consent of any other Person.

2.05Prepayments.

(a)Optional.  (i)  The Borrowers may, upon notice by the Partnership to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Partnership, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.16, each such prepayment shall be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)The Borrowers may, upon notice by the Partnership to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Partnership, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)Mandatory.  If for any reason the Total Outstandings at any time exceed the Aggregate Commitments at such time (including, for the avoidance of doubt, as the result of the maturity of any Tranche of Revolving Commitments), the Borrowers shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

2.06Termination or Reduction of Commitments.  The Borrowers may, upon notice by the Partnership to the Administrative Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Swing Line Sublimit or the Aggregate Commitments under this Section 2.06.  Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07Repayment of Loans.

(a)Revolving Credit Loans.  The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(b)Swing Line Loans.  The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i)[Reserved].

(ii)If any Event of Default (other than under Section 8.01(a) or (f)) shall have occurred and be continuing, then upon the request of the Required Lenders, the principal amount of all outstanding Obligations hereunder shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Automatically and without any request or notice from any Person, while any Event of Default under Section 8.01(a) or (f) exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)Commitment Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the Commitment Fee.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June,

September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b)Other Fees.  (i)  The Borrowers shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  (a)  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)If, as a result of any restatement of or other adjustment to the financial statements of the Partnership or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) (A) a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for such period, then if the proper pricing for such period would have been higher, then the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period or (B) if the proper pricing for such period would have been lower, upon delivery to the Administrative Agent by the Partnership of a revised Compliance Certificate demonstrating the same, the Applicable Rate shall be adjusted to the Applicable Rate corresponding to the Consolidated Leverage Ratio specified in such revised Compliance Certificate, effective on the third Business Day after delivery of such revised Compliance Certificate.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Sections 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII.  The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)(i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Credit Borrowing of Eurodollar Rate Loans (or, in the case of any Revolving Credit Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Revolving Credit Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Credit Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Revolving Credit Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Revolving Credit Borrowing.  Any payment by the

Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Partnership prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Partnership with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers (or either of them) by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, towards indemnities, expenses and other amounts (other than principal, interest and fees) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts then due to such parties, (ii) second, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.15, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.14Increase in Commitments.

(a)Request for Increase.  Provided there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Partnership may from time to time request increases in the Aggregate Commitments; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000 and (ii) the aggregate amount of all such increases pursuant to this Section 2.14 shall not exceed $300,000,000.

(b)Participation.  Participation in any such increase in the Aggregate Commitments may be offered to each of the existing Lenders, but no such Lender shall have any obligation to provide all or any portion of any such increase in the Aggregate Commitments.  The Borrowers may invite additional Eligible Assignees to join this Agreement as Lenders hereunder for any portion of such increase in the Aggregate Commitments; provided that such Eligible Assignees shall enter into such lender joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

(c)[Reserved].

(d)Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Partnership and the Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e)Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date signed by a Responsible Officer of such Loan Party or the General Partner acting on behalf of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent such representation or warranty is already subject to a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects) on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent such representation or warranty is already subject to a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Event of Default shall exist immediately before or immediately after giving effect to such increase.  In connection with the closing of any increase in the Aggregate Commitments, the outstanding Revolving Credit Loans and participations in Letters of Credit and Swing Line Loans shall be reallocated by causing such fundings and repayments among the Lenders of Revolving Credit Loans as necessary such that, after giving effect to such increase in the Aggregate Commitments, each Lender will hold Revolving Credit Loans and participations in Letters of Credit and Swing Line Loans based on its Applicable Percentage (after giving effect to such increase in the Aggregate Commitments); provided that (i) such reallocations and repayments shall not be subject to any processing and/or recordation fees and (ii) the Borrowers shall be responsible for any costs arising under Section 3.05 resulting from such reallocation and repayments.

(f)Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.15Cash Collateral.

(a)Certain Credit Support Events.  If (i) the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 8.02(c), or (iv) there shall exist a Defaulting Lender, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer.

(b)Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by a Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Citizens. The Borrowers shall pay within ten (10) Business Days after demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Borrowers and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lenders”.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the

Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each applicable L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize each applicable L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each applicable L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, each applicable L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C)With respect to any fee payable under Section 2.09(a) or (b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize each applicable L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17Extension of Maturity Date.  (a)  The Borrowers may, by written notice by the Partnership to the Administrative Agent from time to time, request an extension of the Maturity Date (such extension, the “Extension” and such extended loans, the “Extended Loans”) and the Commitments (such commitments, the “Extended Loan Commitments”) to the extended maturity date specified in such notice.  Such notice shall (i) set forth the amount of the applicable Tranche of Commitments that will be subject to the Extension (which shall be in minimum increments of $25,000,000 and a minimum amount of $375,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than fifteen (15) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)) and (iii) identify the relevant Tranche of Commitments to which such Extension relates.  Each Lender shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrowers.  If the aggregate principal amount of

Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments, subject to the Extension Offer as set forth in the Extension notice, then the Commitments of Lenders of the applicable Tranche shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b)The following shall be conditions precedent to the effectiveness of any Extension:  (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties (except to the extent such representation or warranty is already subject to a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects) contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent such representation or warranty is already subject to a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (iii) the L/C Issuer and the Swing Line Lender shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swing Line Loans at any time during the extended period and (iv) the terms of such Extension shall comply with paragraph (c) of this Section.

(c)The terms of each Extension shall be determined by the Borrowers and the applicable extending Lenders and set forth in an Extension Amendment (as defined below); provided that (i) the final maturity date of any Extended Loan shall be no earlier than the Maturity Date, (ii) there shall be no reductions of commitments under any Extension, (iii) the Extended Loans will rank pari passu in right of payment and with respect to security with the existing Loans and the borrower and guarantors of the Extended Loan Commitments shall be the same as the Borrowers and Guarantors with respect to the existing Loans, (iv) the interest rate margin, rate floors, fees and premium applicable to any Extended Loan Commitments (and the Extended Loans thereunder) shall be determined by the Borrowers and the applicable extending Lenders, (v) borrowing and prepayment of the Extended Loans, or reductions of Extended Loan Commitments, and participation in Letters of Credit and Swing Line Loans, shall be on a pro rata basis with the other Loans or Commitments (other than upon the maturity of the non-extended Loans and Commitments) and (vi) the terms of the Commitments made under the Extension shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d)In connection with any Extension, the Borrowers, the Administrative Agent and each applicable extending Lender (such Lenders providing Extended Loans, the “Extending Lenders” and such Lenders declining to provide such Extended Loans, the “Non-Extending Lenders”) shall execute and deliver to the Administrative Agent an amendment (an “Extension Amendment”) and a certificate of each Loan Party dated as of the date of such Extension (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party or the General Partner acting on behalf of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Extension, and (y) in the case of the Borrowers, certifying that, before and after giving effect to such Extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent such representation or warranty is already subject to a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except to the extent such representation or warranty is already subject to a materiality qualifier, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension.  Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to implement the terms of any such Extension, including any amendments necessary to establish Extended Loan Commitments as a new Tranche of Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Tranche (including to preserve the pro rata treatment of the extended and non-extended Tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Tranche), in each case on terms consistent with this section.

(e)Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Law be made free and clear of and without reduction or withholding for any Taxes.  If, however, an applicable withholding agent is required by applicable Law to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Law as determined by such withholding agent.

(ii)If an applicable withholding agent shall be required by applicable Law to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from or in respect of any sum payable hereunder or under any other Loan Document, then (A) the applicable withholding agent shall withhold or make such deductions, (B) such withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c)Tax Indemnifications.  (i)  Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Loan Party or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Partnership by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii)Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority (i) as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Partnership or the Administrative Agent pursuant to subsection (e), (ii) attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register, (iii) with respect to any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and (iv) any Indemnified Taxes or Other Taxes attributable to such Lender or L/C Issuer (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so).  A certificate as to the amount of such payment or liability delivered to any Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders; Tax Documentation.  (i)  Each Lender and each L/C Issuer shall deliver to the Partnership and to the Administrative Agent, at the time or times prescribed by applicable Law or when reasonably requested by the Partnership or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes (including, for the avoidance of doubt, United States federal backup withholding and withholding tax) or information reporting, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s or such L/C Issuer’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender or such L/C Issuer by the Loan Parties pursuant to this Agreement or otherwise to establish such Lender’s or such L/C Issuer’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender or L/C Issuer that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Partnership and the Administrative Agent on or prior to the date on which such Lender or L/C Issuer becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon reasonable request of the Partnership or the Administrative Agent) properly completed and executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Law or reasonably requested by the Partnership or the Administrative Agent that shows that the recipient is not subject to United States federal backup withholding; and

(B)each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Partnership and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Partnership or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1)properly completed and executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2)properly completed and executed copies of Internal Revenue Service Form W-8ECI,

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) properly completed and executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (as applicable), or

(4)to the extent such Foreign Lender is not the beneficial owner, properly completed and executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, IRS Form W-8BEN or Internal Revenue Service Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Partnership and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Partnership or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)Each Lender and L/C Issuer shall promptly (A) notify the Partnership and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender or L/C Issuer, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that either Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.  Each Lender and L/C Issuer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Partnership and the Administrative Agent in writing of its legal inability to do so.

(iv)If a payment made to a Lender or L/C Issuer hereunder or under any Loan Document would be subject to United States Federal withholding Tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender or L/C Issuer shall deliver to the Partnership and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Partnership and the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Partnership or the Administrative Agent as may be necessary for the Loan Parties or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender or L/C Issuer has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)Treatment of Certain Refunds.  Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Loan Parties pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other payments or amounts owing by the Loan Parties.

3.02Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Partnership through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Partnership that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Alternate Rate of Interest

.

(a)Temporary Unavailability of Eurodollar Rate.  If prior to the commencement of any Interest Period for a Eurodollar Rate Loan:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(ii)the Administrative Agent is advised by Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Eurodollar Rate Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Partnership and the Lenders (or the Swingline Lender, as the case may be) by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Partnership and the Lenders (or the Swingline Lender, as the case may be) that the circumstances giving rise to such notice no longer exist, (x) any Request for Credit Extension that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Rate Loan shall be ineffective, (y) if any Request for Credit Extension requests a Eurodollar Rate Loan, such Loan shall be made as a Base Rate Loan.

(b)Successor Eurodollar Rate.

(i)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (B) the applicable supervisor or administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available or used for determining interest rates for loans (such specific date, the “LIBOR Scheduled Unavailability Date”), then the Administrative Agent and the Borrowers shall endeavor to select an alternate benchmark interest rate (including any credit spread or other adjustments to such alternate benchmark (if any) incorporated therein) to replace the Eurodollar Rate for purposes of this Agreement (such rate, the “Eurodollar Successor Rate”).

(ii)The Administrative Agent and the Borrowers shall negotiate in good faith any amendments to this Agreement as may be necessary and appropriate to effectively replace the Eurodollar Rate with the Eurodollar Successor Rate and incorporate any Eurodollar Successor Rate Conforming Changes related thereto.  Notwithstanding anything to the contrary in Section 10.2, any such amendment entered into by the Administrative Agent and the Borrowers shall become effective without any further action or consent of any other party to this Agreement on the fifth (5th) Business Day following the date that a draft of such amendment is provided to the Lenders for review, unless the Administrative Agent receives, on or before noon on such date, a written notice from the Required Lenders objecting to such amendment.

(iii)If the Administrative Agent determines (which determination shall be conclusive absent manifest error) that the circumstances under Section 3.03(b)(i)(A) have arisen or the LIBOR Scheduled Unavailability Date has occurred, then (A) the Administrative Agent shall promptly notify the Borrowers and the Lenders of such determination, which notice may be given by telephone, and (B) until such time as a Eurodollar Successor Rate has been selected and this Agreement has been amended to implement such Eurodollar Successor Rate and any Eurodollar Successor Rate Conforming Changes, (1) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (2) any Request for Credit Extension that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Rate Loan shall be ineffective, (3) if any Request for Credit Extension requests a Eurodollar Rate Loan, such Loan shall be made as a Base Rate Loan, and (4) the Base Rate shall be determined without reference to the Eurodollar Rate component thereof.

(iv)The Eurodollar Successor Rate and any Eurodollar Successor Rate Conforming Changes shall be determined, applied and implemented in a manner that gives due consideration to the then-prevailing market practice in the United States for determining, applying and implementing benchmark interest rates for newly originated loans of this type made in Dollars to borrowers domiciled in the United States.  Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, no Eurodollar Successor Rate selected in accordance with the foregoing shall at any time be less than 0.00% per annum.

3.04Increased Costs; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Partnership shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such

L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Partnership of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Partnership shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Partnership; or

(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss or expense (but not including loss of anticipated profits) and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, such L/C Issuer, or any Governmental Authority for the account of any Lender or such L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

3.07Provisions Relating to Extended Revolving Commitments.  If the Letter of Credit Expiration Date in respect of any Tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer, if one or more other Tranches of Revolving Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such nonterminating Tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated and provided however, that no Revolving Lender with Revolving Commitments terminating upon the Revolving Termination Date shall be obligated to purchase participations in or have any reimbursement obligations with respect to any such Letters of Credit with an expiry date occurring after the Letter of Credit Expiration Date unless consented to by such Revolving Lender) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(c).  Upon the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit may be reduced as agreed between the L/C Issuer and the Borrowers, without the consent of any other Person.

3.08Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent (provided that the delivery of any document or the performance of any obligation required to be delivered or performed under Section 6.18 shall not be a condition precedent to the initial Credit Extensions on the Closing Date):

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the General Partner acting on behalf of such Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)counterparts of this Agreement executed by the Borrowers and each Guarantor;

(ii)a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)the Security Agreement, executed by the Borrowers, each Guarantor and the Collateral Agent;

(iv)the IP Security Agreements, executed by each Loan Party party thereto and the Collateral Agent;

(v)the Pledge Agreement, executed by the Borrowers, each Guarantor and the Collateral Agent;

(vi)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party or the General Partner acting on behalf of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and, to the extent available for entities validity existing and in good standing in such jurisdiction, that each Borrower and each Guarantor is validly existing and in good standing in its jurisdiction of organization or formation;

(viii)a favorable opinion of Baker Botts L.L.P. as counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, as to the matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(ix)the Administrative Agent, the Arrangers and the Lenders shall have received three (3) Business Days prior to the Closing Date so long as such documentation and information has been reasonably requested in writing by the Administrative Agent, the Arrangers, and the Lenders at least seven (7) business days prior to the Closing Date, all documentation and other information about the Borrowers and the Guarantors that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act;

(x)a certificate attesting to the Solvency of the Loan Parties on a consolidated basis before and after giving effect to the execution and delivery of the Loan Documents, any Credit Extension to be made on the Closing Date, from the chief financial officer of the General Partner;

(xi)a certificate signed by a Responsible Officer of the Partnership certifying that the conditions specified in Sections 4.01(d) and 4.02(a) and (b) have been satisfied; and

(xii)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

(b)(i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c)Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two (2) Business Days prior to the Closing Date (or on the Closing Date, if agreed by the Borrowers), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)Since December 31, 2018, there shall not have occurred any event, condition or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect.

(e)All Loans outstanding under the Existing Credit Agreement shall have been repaid, and all accrued but unpaid interest, commitment fees, and other amounts outstanding thereunder shall have been paid in full; provided that, for the avoidance of doubt, Letters of Credit issued and outstanding under the Existing Credit Agreement shall remain outstanding as Letters of Credit hereunder and shall be subject to and governed by the terms and conditions hereof.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions.  The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Revolving Credit Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except for such representations and warranties that have a materiality or Material Adverse Effect qualification, which shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Revolving Credit Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Partnership shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01Existence, Qualification and Power.  Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) has all requisite governmental licenses, authorizations, consents and approvals necessary to own or lease its assets and carry on its business and (d) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party (a) have been duly authorized by all necessary corporate or other organizational action, (b) do not and will not (i) violate any of such Person’s Organization Documents, (ii) result in the creation of any Lien not permitted by the Loan Documents, (iii) violate any Contractual Obligation to which such Person is a party or by which it or any of its properties is bound or (iv) violate any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b)(ii)-(iv) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Liens permitted under Section 7.01) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except (i) for the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) to the extent that the failure of any approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person to have been duly obtained, taken, given, or made or to be in full force and effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  There exists no default or breach of any ROFR, and no facts known to any Loan Party exist that would trigger any ROFR Statute or any ROFR, except to the extent that such default, breach or trigger would not reasonably be expected to be materially adverse to the Partnership and its Restricted Subsidiaries, taken as a whole.

5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by general principles of equity.

5.05Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Partnership and its Subsidiaries as of the date thereof and results of operations, equity (deficit) and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Partnership and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness that would be required to be disclosed in consolidated financial statements of the Partnership or the footnotes thereto prepared in accordance with GAAP.

(b)Each unaudited consolidated balance sheet of the Borrowers and their Subsidiaries from time to time delivered pursuant to Section 6.01(b) and the related consolidated statements of income or operations and cash flows for the respective periods ended on the date of such balance sheet (i) will be prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) will fairly present the financial condition of the Partnership and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of either Borrower, threatened, at law, in equity, or in arbitration or before any Governmental Authority, by or against a Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or the consummation of the Transactions, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07No Default.  Neither any Loan Party nor any Restricted Subsidiary thereof is in default under any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Title; Etc.  Each Borrower and each of their respective Restricted Subsidiaries has indefeasible title in fee simple to, or valid leasehold or easement interests in, all of their respective real property, and good title to all of their respective personal property, as is necessary to operate the Business except for defects that, individually or in the aggregate, do not have a Material Adverse Effect.  None of such property is subject to any Lien, except for Liens permitted by Section 7.01.

5.09Environmental Compliance; Permits.  (a)  The Loan Parties and their respective Restricted Subsidiaries conduct in the ordinary course of business and consistent with past practices a review of the effect of existing and proposed material Environmental Laws and known or suspected Environmental Liabilities on their respective businesses, operations and properties, and as a result thereof the Partnership has reasonably concluded that such Environmental Liabilities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their Restricted Subsidiaries are and have been in compliance with all applicable Environmental Laws and are not subject to any pending or threatened claim or proceeding relating to Environmental Laws or Hazardous Materials.

(c)Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the properties currently owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list.

(d)Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  neither any Loan Party nor any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual, threatened, or suspected release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in any Environmental Liability to any Loan Party or any of its Restricted Subsidiaries.

(e)Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Borrower and each of its respective Restricted Subsidiaries (i) have obtained all Environmental Permits necessary for the ownership and operation of its real properties and the conduct of its Business, which are in full force and effect; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits; and (iii) have not received written notice of any violation or alleged violation of any Environmental Permit.

5.10Insurance.  The properties of each Borrower and its respective Restricted Subsidiaries are insured with insurance companies not Affiliates of either Borrower (other than a Captive Insurance Company), in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or Restricted Subsidiary operates.

5.11Taxes.  Each Borrower and its Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (b) to the extent that failure to do so could not reasonably be expected to have a Material Adverse

Effect.  There is no proposed tax assessment against any Borrower or any Restricted Subsidiary that would, individually or in the aggregate, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Restricted Subsidiary thereof is party to any tax sharing agreement except as set forth on Schedule 5.11.

5.12ERISA Compliance.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.  Each Loan Party and each ERISA Affiliate has fulfilled its obligations under the Pension Funding Rules with respect to each Pension Plan, except to the extent that such noncompliance would not reasonably be expected to have a Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party and no ERISA Affiliate has (a) sought a waiver of the minimum funding standard under the Pension Funding Rules in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan that has resulted or could result in the imposition of a Lien under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA that are not past due.

5.13Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.  Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

5.14Margin Regulations; Investment Company Act.  (a)  Neither Borrower is engaged and neither Borrower will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of either Borrower only or of either Borrower and its respective Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between either Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)Neither of the Borrowers, any Person Controlling a Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15Disclosure.  As of the date hereof, the Borrowers have disclosed (including by filing publicly with the SEC) to the Administrative Agent and the Lenders all agreements, instruments, and corporate or other restrictions to which they or any of their Restricted Subsidiaries is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16Compliance with Laws.  Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17Intellectual Property; Licenses, Etc.  Each Borrower and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except, in each case, where the failure of the same, either individually or in the aggregate, could not be reasonably be expected to have a Material Adverse Effect.  No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by either Borrower or any of its respective Restricted Subsidiaries infringes upon any rights held by any other Person, which infringements, individually or in the aggregate, could reasonably be excepted to have a Material Adverse Effect.

5.18Solvency.  The Loan Parties are, on a consolidated basis, Solvent.

5.19Labor Matters.  There are no strikes, slowdowns, work stoppages, or controversies pending or, to the knowledge of either Borrower, threatened against either Borrower or any of its respective Restricted Subsidiaries which could have, either individually or in the aggregate, a Material Adverse Effect.

5.20Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

5.21Reserved.

5.22OFAC.  Neither the Partnership, nor any of its Subsidiaries, nor any director, officer or employee of the Partnership or any of its Subsidiaries, nor, to the knowledge of the Partnership or such Subsidiary, any agent, affiliate or representative thereof, is (a) a Sanctioned Person or (b) located, organized, or resident in a Designated Jurisdiction.

5.23Anti-Corruption Laws.  The Partnership and its Subsidiaries have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.

5.24EEA Financial Institution.  Neither of the Borrowers nor any Guarantor is an EEA Financial Institution.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) contingent indemnification obligations for which no claim has been made and (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), or any Letter of Credit shall remain outstanding (other than those as to which arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made in accordance with Section 10.22), each Loan Party shall, and shall cause each of its Restricted Subsidiaries to (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11, which shall be obligations solely of the Borrowers):

6.01Financial Statements.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Partnership, a consolidated balance sheet of the Partnership and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in partners’ capital, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of the Partnership, a consolidated balance sheet of the Partnership and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in partners’ capital, retained earnings and cash flows for such fiscal quarter and for the portion of the Partnership’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Financial Officer of the Partnership as fairly presenting the financial condition, results of operations, partners’ capital, retained earnings and cash flows of the Partnership and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02Certificates; Other Information.  Deliver to the Administrative Agent:

(a)[reserved];

(b)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Financial Officer of the Partnership (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), which Compliance Certificate shall, with respect to any fiscal quarter (an “Unrestricted Subsidiary Quarter”) in which, as of the last day thereof, Unrestricted Subsidiaries collectively (i) have total assets exceeding 5% of the total assets of the Partnership and its Subsidiaries, determined in accordance with GAAP or (ii) generate more than 5% of Consolidated EBITDA for the four fiscal quarter period ending on such date, set forth a reasonably detailed reconciliation of each of the components reflected in such calculation, as well as of Consolidated Net Tangible Assets, to the corresponding consolidated amounts set forth in the financial statements, in form and substance reasonably satisfactory to the Administrative Agent, together with, for any Unrestricted Subsidiary Quarter, consolidating statements of income or operations, changes in partners’ capital, retained earnings and cash flows for such fiscal quarter and for the portion of the Partnership’s fiscal year then ended, all in reasonable detail, such consolidating statements to be certified by a Financial Officer of the Partnership as fairly presenting the financial condition, results of operations, partners’ capital, retained earnings and cash flows of the Partnership and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)[reserved];

(d)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders, partners or members (or the equivalent of any thereof) of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which the Partnership or any of its Subsidiaries may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)[reserved];

(f)within 30 days after a request by the Administrative Agent, a certificate summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Borrowers and their Restricted Subsidiaries and such additional information regarding such insurance coverage as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)[reserved];

(h)promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit or any action, investigation or proceeding relating to Hazardous Materials that could reasonably be expected to have a Material Adverse Effect;

(i)if the Partnership elects to have a Specified Acquisition Period apply with respect to a Specified Acquisition, written notice of such election within 30 days of the consummation of the Specified Acquisition;

(j)as soon as available, but in any event within thirty (30) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan approved by management of the Borrowers, including cash flow projections of the Partnership and its Restricted Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan; and

(k)promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, compliance with the terms of the Loan Documents, or compliance by any Lender with the Beneficial Ownership Regulation, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) or (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Borrower posts such documents, or provides a link thereto on the Partnership’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on a Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a website maintained by the SEC (including the EDGAR system), a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Partnership shall deliver paper copies of any Compliance Certificate to the Administrative Agent upon its request. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the

Borrowers, as applicable, with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Materials”) by posting the Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Materials that may be distributed to the Public Lenders and that (w) all such Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to either Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” The Administrative Agent and the Borrowers acknowledge that no Materials will be marked “PUBLIC” other than publicly available information filed by the Loan Parties with the SEC.

6.03Notices.  Promptly notify the Administrative Agent:

(a)of the occurrence of any Default;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of either Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between either Borrower or any Restricted Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation, proceeding, or legal requirement or regulation affecting either Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) the occurrence of any ERISA Event;

(c)of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof, including any determination by the Borrowers referred to in Section 2.10(b); and

(d)of any material Collateral Loss, including all Collateral Losses where the aggregate damage to the Collateral and/or lost revenues of the Loan Parties could reasonably be expected to exceed $35,000,000.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Partnership setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; unless, with respect to any obligation or liability described in clause (a), (b), or (c) above, (A) such obligation or liability is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Borrower and each applicable Restricted Subsidiary, as applicable, (B) in the case of clause (a) above only, the failure to make such payment could not reasonably be expected to be materially adverse to the Borrowers and their Restricted Subsidiaries, taken as a whole, or (C) in the case of clauses (b) and (c) above only, the failure to make such payment could not reasonably be expected to have a Material Adverse Effect.

6.05Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including intellectual property licenses) and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.  (a)  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07Maintenance of Insurance.  (a)  Maintain with insurance companies not Affiliates of either Borrower (other than a Captive Insurance Company), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and all such insurance shall (i) provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (other than for the non-payment of premiums, for which not less than 10 days’ prior notice shall be provided), and (ii) name (A) the Collateral Agent as lender’s loss payee (in the case of property insurance) or (B) the Collateral Agent and the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance), as applicable.

(b)Upon the request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, each Borrower or any such Restricted Subsidiary shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be reasonably necessary to enable the Administrative Agent or the Collateral Agent, as applicable, to directly collect any Insurance or Condemnation Proceeds.

6.08Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Restricted Subsidiary, as the case may be.

6.10Inspection Rights.  Permit representatives and an independent contractor of the Administrative Agent to visit and inspect any of its properties once per calendar year, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and up to once per year, upon reasonable advance notice to the Partnership; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers, at any time during normal business hours and without advance notice and as many times during any calendar year as such Administrative Agent or Lender shall so request.  The Administrative Agent and each Lender shall conduct any such inspection or examination (i) in reasonable accordance with such Borrower’s or the applicable Restricted Subsidiary’s safety policies and procedures and (ii) so as not to unreasonably materially interfere with such Borrower’s or its Restricted Subsidiaries’ operations.

6.11Use of Proceeds.  Use the proceeds of the Credit Extensions (a) on the Closing Date to (i) refinance the Existing Credit Agreement and (ii) pay fees, premiums, expenses and other transaction costs incurred in connection with the Transactions; and (b) after the Closing Date to provide ongoing working capital and for Acquisitions, distributions and other general corporate or partnership purposes of the Borrowers and their Subsidiaries, in each case, not in contravention of any Law or of any Loan Document.

6.12Covenant to Guarantee Obligations and Give Security.  (a)  Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary of the Partnership (other than any Excluded Subsidiary), and upon any Excluded Subsidiary of the Partnership ceasing to be an Excluded Subsidiary, the Borrowers shall, at the Borrowers’ expense:

(i)within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a Joinder Agreement,

(ii)within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Collateral Agent, with a copy to the Administrative Agent, Security Agreement Supplements, Pledge Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Equity in and of such Subsidiary, and other instruments required by the Security Agreement or the Pledge Agreement), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties,

(iii)within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, cause such Subsidiary to deliver to the Administrative Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of such Subsidiary or its general partner acting on its behalf as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Subsidiary is a party or is to be a party;

(iv)within 30 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, subsisting and perfected Liens on the properties purported to be subject to Security Agreement Supplements, Pledge Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms, provided, that (A) perfection shall not be required in the case of any vehicles and other assets subject to certificates of title, (B) “control” agreements shall not be required for any deposit, securities or commodities accounts and (C) perfection shall not be required in the case of any letter of credit rights (except, in the case of this clause (C), to the extent perfected by the filing of Uniform Commercial Code financing statements), and

(v)with respect to (i) any Restricted Subsidiary with total assets in excess of 5% of the total assets of the Partnership and its Restricted Subsidiaries and (ii) any other Restricted Subsidiary if such Restricted Subsidiary, together with other Restricted Subsidiaries with respect to which legal opinions have not been delivered in reliance on this exclusion hold total assets in excess of 10% of total assets of the Borrowers and their Restricted Subsidiaries (in each case, determined in accordance with GAAP and after giving effect to such acquisition or such Restricted Subsidiary ceasing to be an Excluded Subsidiary): within 60 days (or such longer period as the Administrative Agent may determine in its sole discretion) after such formation or acquisition, deliver to the Collateral Agent and the Administrative Agent, upon the request of the Administrative Agent in its sole but reasonable discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent, the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Administrative Agent may reasonably request.

(b)[Reserved].

(c)[Reserved].

(d)Upon the formation or acquisition by either Borrower or any Restricted Subsidiary after the Closing Date of any Restricted Subsidiary that is a CFC or FSHCO, the Borrowers shall notify the Administrative Agent, with a copy to the Collateral Agent, thereof within 30 days after such acquisition or formation and promptly (A) execute and deliver to the Collateral Agent, with a copy to the Administrative Agent such Security Agreement Supplements, Pledge Agreement Supplements, or such other documents as the Administrative Agent deems necessary or reasonably desirable and requests in order to grant to the Collateral Agent a perfected first priority security interest (subject only to applicable Liens permitted under any Loan Document) in the Equity Interests of such CFC or FSHCO that is owned by the applicable Loan Party (provided that in no event shall (x) more than 65% of the total voting power (within the meaning of United States Treasury Regulations Section 1.956-2(c)) of the total outstanding Equity Interests of any such CFC or FSHCO be required to be so pledged and (y) any Excluded Assets be subject to this clause (d)), and (B) deliver to the Collateral Agent the certificates (if any) representing such Equity Interests (other than Excluded Assets), together with undated stock powers or share transfer forms, in blank, executed and delivered by a duly authorized officer of the applicable Loan Party, and take such other action as may be necessary or reasonably requested by the Administrative Agent to perfect the Lien of the Collateral Agent thereon, and (C) take such other actions as necessary under applicable law (including foreign law) or reasonably requested by the Administrative Agent to ensure the granting, perfection, and priority of such security interest.

(e)Notwithstanding the foregoing, if at any time all Immaterial Subsidiaries, taken as a whole, (i) have total assets at such time exceeding 10% of the total assets of the Borrowers and their Restricted Subsidiaries, determined in accordance with GAAP or (ii) generate more than 10% of Consolidated EBITDA for the most recently completed four fiscal quarter period, in either case as of the fiscal quarter most recently ended and for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b), then the Borrowers shall designate which of such Subsidiaries shall no longer constitute “Immaterial Subsidiaries” for purposes of this Agreement to the extent necessary to cause such excess to be eliminated and, with respect to any Subsidiary that ceases to be an Immaterial Subsidiary as a result of such designation, the Borrowers shall take, and cause such Subsidiary to take, such action as is necessary to comply with this Section 6.12.  The Borrowers may re-designate Immaterial Subsidiaries as Material Subsidiaries so long as Borrowers are in compliance with the foregoing and no Default or Event of Default exists or would exist as a result therefrom.

6.13Compliance with Environmental Laws.  (a)  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, and obtain and renew all Environmental Permits necessary for its operations and properties.

(b)To the extent required by Governmental Authority, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up Hazardous Materials from any of its properties, in material compliance with the requirements of such Governmental Authority; provided, however, that neither the Borrowers nor any of their respective Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14Further Assurances.  Promptly upon request by the Administrative Agent or the Required Lenders through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so.

6.15Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which a Borrower or any of its Restricted Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to any material leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

6.16ROFR.  Except where such violation could not reasonably be expected to have a Material Adverse Effect, perform and observe all the terms and provisions of each ROFR to be performed or observed by it; enforce each such Repurchase Option and ROFR in accordance with its terms; refrain from taking any action (or permitting any action to be taken) that would trigger any ROFR unless a waiver, release or similar dispensation is obtained; and take all such action to such end as may be from time to time reasonably requested by the Administrative Agent to the extent that such action is reasonably necessary to cause the applicable Loan Party or Restricted Subsidiary to be in compliance with any applicable Repurchase Option or ROFR.  It is agreed that any request for a waiver or release of any applicable Repurchase Option or ROFR or ROFR Statute shall not be deemed to violate this Section 6.16.

6.17Designation and Conversion of Restricted and Unrestricted Subsidiaries.  (a)  Unless designated after the Closing Date in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of either Borrower or any of their Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)The Partnership may designate a Subsidiary as an Unrestricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists or would exist (including after the reclassification of Investments in, Indebtedness of, and Liens on the applicable Subsidiary), (ii) after giving effect to such designation on a pro forma basis, the Borrowers and their Subsidiaries would have been in compliance with Sections 7.11(a), 7.11(b), and 7.11(c) as of the end of the most recent fiscal quarter; and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it will be a guarantor under any indenture, credit agreement, or similar agreement to which either Borrower or any Restricted Subsidiaries are a party.

(c)The Partnership may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) immediately before and after such designation, no Default or Event of Default exists or would exist (including after the reclassification of Investments in, Indebtedness of, and Liens on the applicable Subsidiary) and (ii) after giving effect to such designation on a pro forma basis, the Borrowers and their Subsidiaries would have been in compliance with Sections 7.11(a), 7.11(b) and 7.11(c) as of the end of the most recent fiscal quarter.

(d)All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries.  The Borrowers will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, or be liable for any Indebtedness of, any Restricted Subsidiary.

(e)The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in such Unrestricted Subsidiary at the date of designation in an amount equal to the fair market value of the applicable Borrower’s or Restricted Subsidiary’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall (i) constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) constitute a return on any Investment pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrowers’ and the Restricted Subsidiaries’ Investment in such Subsidiary.

6.18Certain Post-Closing Obligations.  The Borrowers shall deliver the documents or take the actions specified on Schedule 6.18 as and when required and, where applicable, by the dates set forth on Schedule 6.18, as such dates may be postponed by the Administrative Agent in its reasonable discretion.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than (i) contingent indemnification obligations for which no claim has been made and (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), or any Letter of Credit shall remain outstanding (other than those as to which arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made in accordance with Section 10.22), no Loan Party shall, nor shall any Loan Party permit any of its Restricted Subsidiaries to, directly or indirectly:

7.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than the following:

(a)Liens pursuant to any Loan Document (including Liens in favor of the Collateral Agent for the benefit of the Secured Parties);

(b)Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property (or with respect to Liens on certain types of property, such type of property) covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);

(c)Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA), and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f)deposits to secure the performance of bids, trade contracts and leases (other than leases constituting Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)Liens comprised of minor defects, irregularities, and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities which, individually and in the aggregate, do not materially interfere with the ordinary conduct of the Business and do not materially detract from the use of the property which they affect;

(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the

Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed, leased or commercially operated on the date of such acquisition, construction, lease or commercial operation and (iii) such Liens attach to such property concurrently with or within 180 days after the acquisition, construction, lease or commercial operation thereof;

(j)Liens on property of a Person existing at the time such Person is merged into or consolidated with a Borrower or any Restricted Subsidiary of a Borrower or becomes a Restricted Subsidiary of a Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with such Borrower or such Restricted Subsidiary or acquired by such Borrower or such Restricted Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(h);

(k)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution;

(l)any interest or title of a lessor under any lease entered into by a Borrower or any Restricted Subsidiary in the ordinary course of its business covering only the assets so leased;

(m)tenant purchase options existing on the Closing Date or purchase options granted to tenants after the Closing Date so long as such options are for not less than 85% of the fair market value of the property subject to the applicable purchase option;

(n)Liens granted in the ordinary course of business on the unearned portion of insurance premiums and on any loss payment which reduce the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 7.02(j);

(o)assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(p)Liens securing the obligations of the lessee under the Getty Lease, provided, that such Liens do not at any time encumber any property other than (i) personal property of such lessee (which shall not include any inventory, accounts, rents or the proceeds thereof) located on the premises subject to the Getty Lease and (ii) the underground storage tanks and related piping, fittings, below ground meters, below ground components of automatic tank gauging systems and leak detection systems, and all other below ground components of the fuel storage and delivery systems located on the premises subject to the Getty Lease;

(q)Liens arising by virtue of precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business;

(r)the Master Lease;

(s)Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted pursuant to Section 7.03;

(t)Liens constituting customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(u)Liens on the Equity Interests of Unrestricted Subsidiaries and joint ventures;

(v)any Lien on the funds and accounts securing any Indebtedness of the Partnership or any Restricted Subsidiary pursuant to customary escrow arrangements pending the release thereof, or pursuant to customary discharge, redemption or defeasance provisions;

(w)rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(x)Liens arising from grants of non-exclusive licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(y)Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent or performance of other obligations in respect of leased properties, so long as such Liens are not exercised;

(z)Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrowers and their Restricted Subsidiaries;

(aa)servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the assets of the Person, provided the same (i) do not result in a substantial and prolonged interruption or disruption of the business activities of the Borrowers and their Restricted Subsidiaries, taken as a whole, and (ii) are not adverse in any material respect to the Borrowers and their Restricted Subsidiaries, taken as a whole;

(bb)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(cc)Liens securing Indebtedness issued and outstanding in reliance on Section 7.02(o); and

(dd)other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed the greater of (i) $45,000,000 and (ii) 7.0% of Consolidated Net Tangible Assets, provided that no such Lien shall extend to or cover any Collateral.

7.02Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodity prices;

(b)Indebtedness of a Borrower owed to a Restricted Subsidiary, or of a Restricted Subsidiary of a Borrower owed to a Borrower or a Wholly-Owned Restricted Subsidiary of a Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, be pledged under the Security Agreement, (ii) be on subordination terms reasonably acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(c)Indebtedness under the Loan Documents;

(d)Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable (when taken as a whole) to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(e)Guarantees of a Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of a Borrower or any Restricted Subsidiary or the Indebtedness incurred by joint ventures or Unrestricted Subsidiaries, in each case, constituting Investments otherwise permitted hereunder; provided that with respect to Guarantees of Indebtedness of joint ventures, the aggregate amount of Indebtedness guaranteed pursuant to such Guarantees shall not exceed the greater of (i) $75,000,000 and (ii) 11.75% of Consolidated Net Tangible Assets, and with respect to Guarantees of Indebtedness of Unrestricted Subsidiaries and Guarantees by Loan Parties of Indebtedness of Restricted Subsidiaries that are not Loan Parties, the aggregate amount of Indebtedness guaranteed pursuant to such Guarantees shall not exceed the amount permitted under Section 7.03(i);

(f)any Guarantee of the obligations of any Loan Party as a purchaser in connection with a Permitted Acquisition or Permitted Drop Down;

(g)Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed (i) the greater of (A) $200,000,000 and (B) 31.5% of Consolidated Net Tangible Assets, plus (ii) an unlimited amount so long as, in the case of this clause (ii), after giving effect to the incurrence thereof on a Pro Forma Basis, the Consolidated Senior Secured Leverage Ratio does not exceed 3.25 to 1.00 (and treating all Indebtedness incurred in reliance on Section 7.02(g) as secured for the purposes of such calculation);

(h)Indebtedness of any Person that becomes a Restricted Subsidiary of a Borrower after the date hereof in accordance with the terms of Section 7.03(g), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary);

(i)Indebtedness in respect of Qualified Note Offerings after the Closing Date, so long as (i) both immediately before and immediately after giving effect to the incurrence thereof, no Default shall have occurred and be continuing and (ii) after giving effect to the incurrence thereof on a Pro Forma Basis, the Borrowers shall be in compliance with Section 7.11(a), (b)(ii) and (c);

(j)Indebtedness in respect of insurance premium financing for insurance being acquired by a Borrower or any Restricted Subsidiary under customary terms and conditions;

(k)Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or other similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of any Loan Party or its Restricted Subsidiaries pursuant to such agreements, in connection with Dispositions or Investments otherwise permitted hereunder;

(l)Indebtedness in respect of Cash Management Agreements and other similar Indebtedness in respect of overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or from automated clearing-house transfers of funds;

(m)Indebtedness consisting of obligations under deferred compensation arrangements, non-competition agreements, adjustments of purchase price, earn-outs or similar arrangements;

(n)unsecured Indebtedness in respect of a single issuance on or before December 31, 2019 of preferred Equity Interests that constitute Disqualified Equity Interests, provided that (i) both immediately before and immediately after giving effect to the incurrence thereof, no Event of Default shall have occurred and be continuing and (ii) the aggregate principal amount thereof does not exceed $75,000,000;

(o)other Indebtedness not otherwise permitted by the foregoing clauses (a) through (n), in an aggregate principal amount not to exceed the greater of (i) $50,000,000 and (ii) 7.75% of Consolidated Net Tangible Assets, at any time outstanding;

(p)other unsecured Indebtedness not otherwise permitted by the foregoing clauses (a) through (o), in an aggregate principal amount not to exceed $50,000,000 at any time outstanding, so long as after giving effect to the incurrence thereof on a Pro Forma Basis, the Borrowers shall be in compliance with Section 7.11;

(q)Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(r)Indebtedness incurred by the Borrowers or any of their Restricted Subsidiaries in respect of letters of credit, bank guarantees, warehouse receipts, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims;

(s)obligations in respect of self-insurance, in the ordinary course of business or consistent with past practice;

(t)Indebtedness representing stock-based compensation owed to employees, consultants or independent contractors of the Borrowers or their Restricted Subsidiaries incurred in the ordinary course of business or consistent with past practice;

(u)Indebtedness consisting of unsecured promissory notes issued by either Borrower or any Restricted Subsidiary to future, current, or former officers, directors, employees, managers and consultants or their respective estates, spouses or former spouses, successors, executors, administrators, heirs, legatees or distributees, in each case to finance the purchase or redemption of equity Interests of the Partnership to the extent permitted by Section 7.06; and

(v)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses (a) through (u).

7.03Investments.  Make or hold any Investments, except:

(a)Investments held by the Borrowers and their Restricted Subsidiaries in the form of cash and Cash Equivalents;

(b)advances to officers, directors and employees of the Borrowers and their Restricted Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)(i) Investments by the Borrowers and their Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrowers and their Restricted Subsidiaries in Loan Parties and (iii) additional Investments by Restricted Subsidiaries that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors;

(e)Guarantees permitted by Section 7.02;

(f)Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;

(g)Permitted Acquisitions;

(h)Investments consisting of debt securities as partial consideration for the Disposition of assets to the extent permitted by Section 7.05(f);

(i)(i) Investments by the Borrowers and their Restricted Subsidiaries in joint ventures, (ii) additional Investments by the Borrowers and their Restricted Subsidiaries that are Loan Parties in Restricted Subsidiaries that are not Loan Parties and (iii) additional Investments after the date hereof by the Borrowers and their Restricted Subsidiaries in Unrestricted Subsidiaries in an aggregate amount for all Investments under this subsection (i) together with the aggregate amount of Permitted Acquisitions and Permitted Drop Downs, in each case resulting in the acquisition by the Borrowers and their Restricted Subsidiaries of Persons that do not become Loan Parties or constituting purchases of assets that are acquired directly by Restricted Subsidiaries that are not Loan Parties (in each case, valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) not to exceed an amount equal to the greater of (A) $75,000,000 and (B) 11.75% of Consolidated Net Tangible Assets in the aggregate;

(j)Investments to the extent made with (x) Equity Interests of the Partnership or (y) the proceeds of (i) contributions to the capital of the Partnership or (ii) issuances of Qualified Equity Interests of the Partnership;

(k)the Initial Drop Down and any subsequent Permitted Drop Down;

(l)Investments constituting a Permitted Like-Kind Exchange;

(m)ownership of the UST Systems (as defined in the Getty Lease) subject to an option to purchase in favor of Getty under the Getty Lease;

(n)time deposits with Team Capital Bank in an amount not to exceed $10,000,000; provided, however, such funds shall represent escrowed environmental reserves;

(o)so long as no Default has occurred and is continuing or would result from such Investment, other Investments not exceeding the greater of (i) $50,000,000 and (ii) 7.75% of Consolidated Net Tangible Assets in the aggregate in any fiscal year of the Partnership; provided, that the aggregate amount of Investments made in Unrestricted Subsidiaries pursuant to this clause (o) shall not exceed the greater of (i) $25,000,000 and (ii) 3.875% of Consolidated Net Tangible Assets;

(p)real property owned by any Guarantor subject to ROFRs and Repurchase Options;

(q)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(r)advances of payroll payments to employees in the ordinary course of business;

(s)Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or consolidated with any Restricted Subsidiary after the Closing Date or that otherwise becomes a Restricted Subsidiary, in each case, pursuant to a transaction permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(t)receivables owing to either Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(u)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(v)non-cash Investments in connection with bona fide tax planning and reorganization activities; provided that after giving effect to any such non-cash Investments, the security interests of the Lenders in the Collateral, taken as a whole, and the Guarantees by the Loan Parties under the Guaranty, would not be materially impaired;

(w)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business; and

(x)Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.02, 7.01, 7.04, 7.05 and 7.06, respectively.

7.04Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)any Restricted Subsidiary may merge with any Borrower or other Restricted Subsidiary provided that (a) if any Restricted Subsidiary party to such merger is a Borrower, a Borrower shall be the surviving Person and (b) if no party to such merger is a Borrower, but a party to such merger is a Guarantor, a Guarantor shall be the surviving Person;

(b)(i) any Borrower may Dispose of all or substantially all of its assets to another Borrower, (ii) any Borrower may Dispose of directly-owned Equity Interests to a Guarantor (even if such a Disposition would constitute the Disposition of all or substantially all of its assets) and (iii) any Guarantor (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Guarantor;

(c)any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)a Borrower or any Restricted Subsidiary may merge or consolidate with any Person to effect an Investment permitted under Section 7.03(g); and

(e)a Borrower or any Restricted Subsidiary may Dispose of its Equity Interests in a Restricted Subsidiary or all or substantially all of the assets of a Restricted Subsidiary, so long as such Disposition complies with the provisions of Section 7.05(f), (j) or (n).

7.05Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)ordinary-course-of-business Dispositions of (i) inventory; (ii) cash or Cash Equivalents; (iii) overdue accounts receivable in connection with the compromise or collection thereof (and not in connection with any financing transaction); and (iv) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of a Borrower or its Restricted Subsidiaries and do not materially detract from the value or the use of the property which they affect;

(c)Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)Dispositions of property by a Borrower or any Restricted Subsidiary to a Borrower or to a Wholly-Owned Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(e)Dispositions permitted by Section 7.04;

(f)Dispositions by a Borrower or its Restricted Subsidiaries of non-operating assets or real estate assets (including the Equity Interests of a Restricted Subsidiary that owns only real estate assets and assets related to the ownership of such real estate assets) not otherwise permitted under this Section 7.05, subject to the following conditions:

(i)that no Event of Default exists at the time of such Disposition or would result from such Disposition;

(ii)that after giving effect to such Disposition on a Pro Forma Basis, the Borrowers shall be in compliance with Section 7.11; and

(iii)that at least 75% of the purchase price for such asset shall be paid to such Borrower or such Restricted Subsidiary in cash or Cash Equivalents (provided, for the purposes of this clause (iii), that any Designated Non-Cash Consideration received in respect of such Disposition shall be deemed to be cash, so long as the aggregate fair market value of all Designated Non-Cash Consideration not yet converted to cash or Disposed of in return for cash does not exceed the greater of $32,000,000 and 5% of Consolidated Net Tangible Assets);

(g)Dispositions of property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such property), in each case upon or after receipt of the condemnation proceeds or insurance proceeds of such condemnation or casualty, as applicable;

(h)so long as no Default has occurred and is continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(f);

(i)Dispositions constituting Permitted Like-Kind Exchanges;

(j)Dispositions of non-core assets (which may include real estate assets) acquired in Permitted Acquisitions within one year of such acquisition;

(k)other Dispositions, provided that the aggregate book value of all property Disposed of in reliance on this clause (k) shall not exceed $3,500,000 in any single transaction or series of related transactions or $15,000,000 in any fiscal year;

(l)Dispositions constituting the Initial Drop Down and any subsequent Permitted Drop Down;

(m)Dispositions to Getty (or its assignee or designee) constituting a sale of the UST Systems (as defined in the Getty Lease) upon Getty’s exercise of its option to purchase in accordance with the terms of the Getty Lease;

(n)Dispositions of Equity Interests of Unrestricted Subsidiaries;

(o)Sale Leasebacks permitted under Section 7.18;

(p)Guarantors may grant ROFRs and Repurchase Options in connection with Permitted Acquisitions; provided, however, that nothing in this clause (p) shall be deemed to permit a Disposition through the exercise of any ROFR or Repurchase Option;

(q)Dispositions pursuant to a ROFR Statute arising from any Permitted Acquisition;

(r)forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof and not as part of any financing transactions;

(s)leases, subleases, service agreements, product sales, licenses or sublicenses (including licenses and sublicenses of Intellectual Property), in each case that do not materially interfere with the business of the Borrowers and their Restricted Subsidiaries, taken as a whole;

(t)non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business; and

(u)other additional Dispositions, provided that the aggregate book value of all property disposed of in reliance on this clause (u) in any fiscal year shall not exceed the greater of (i) $25,000,000 and (ii) 3.75% of Consolidated Net Tangible Assets;

provided, however, that any Disposition pursuant to Section 7.05(a), (b), (c), (f), (g), (j), (l), (o) and (u) shall be for fair market value (or, in the case of Dispositions under Section 7.05(f) arising from the exercise of tenant purchase options, at least 85% of fair market value).

7.06Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)Services may make Restricted Payments to the Partnership or any Guarantor and each Restricted Subsidiary may make Restricted Payments to the Borrowers, any Subsidiaries that are Guarantors and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)each Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of such Person and the Partnership may issue Qualified Equity Interests upon the conversion of, or in exchange for, Disqualified Equity Interests;

(c)each Borrower and each Restricted Subsidiary may make Restricted Payments with the proceeds received from the substantially concurrent issue of new Qualified Equity Interests;

(d)so long as no Event of Default has occurred and is continuing or would result therefrom, the Partnership may make Restricted Payments pursuant to and in accordance with the cash distribution policy adopted by the General Partner pursuant to the Borrower Partnership Agreement from time to time;

(e)the Loan Parties may redeem or convert their Equity Interests or make any payment in connection with any employee benefit plan sponsored by the Loan Parties entered into in the ordinary course of business;

(f)the Borrowers and the Restricted Subsidiaries may make Restricted Payments not otherwise permitted by this Section 7.06, so long as (i) no Event of Default then exists and is continuing at the time of such Restricted Payment or would result therefrom and (ii) after giving Pro Forma Effect to such Restricted Payment, (A) the Borrowers are in compliance with Section 7.11 and (B) the Borrowers have Liquidity of at least $25,000,000;

(g)(i) payment in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms; and

(h)payments made or expected to be made by either Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective controlled Affiliates or permitted transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes.

7.07Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrowers and their Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Partnership (other than (i) transactions entirely between or among the Loan Parties, (ii) transactions pursuant to the Omnibus Agreement and the Master Lease as in effect on the date of this Agreement or, if applicable, to the extent modified as permitted under this Agreement, (iii) Investments permitted under Section 7.03, (iv) Restricted Payments permitted under Section 7.06, (v) transactions involving any employee benefit plan or related trust of any Loan Party, (vi) transactions related to obtaining or maintaining insurance policies with a Captive Insurance Company, including payment of insurance premiums, (vii) payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of the Borrowers and their Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of such Borrower or Restricted Subsidiary and (ix) corporate sharing agreements with respect to general overhead and administrative matters), whether or not in the ordinary course of business (each an “Affiliate Transaction”), if such Affiliate Transaction involves aggregate consideration in excess of $2,000,000, unless:

(a)the Affiliate Transaction is on terms that are no less favorable to such Borrower or such Restricted Subsidiary than those that could have been obtained in a comparable transaction by such Borrower or such Restricted Subsidiary with an unrelated Person or, if no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to such Borrower or the relevant Restricted Subsidiary from a financial point of view; or

(b)such Affiliate Transaction has been approved by either (i) the Conflicts Committee of the Board of Directors of the General Partner (so long as the members of the Conflicts Committee approving the Affiliate Transaction are disinterested) or in accordance with the guidelines promulgated from time to time by the Conflicts Committee or (ii) a majority of the disinterested members of the Board of Directors of the General Partner;

provided that, in the case of the foregoing subsections (a) and (b), with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50,000,000, the Partnership delivers to the Administrative Agent a certificate of a Responsible Officer, certifying that such Affiliate Transaction complies with this Section 7.08, and such certificate shall attach a resolution of the Board of Directors of the General Partner, its Conflicts Committee or a majority of the disinterested members of the Board of Directors of the General Partner, if approval was obtained pursuant to Section 7.08(b).

7.09Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to a Borrower or any Guarantor or to otherwise transfer property to or invest in a Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Restricted Subsidiary becomes a Restricted Subsidiary of a Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of such Borrower, (ii) of any Restricted Subsidiary to Guarantee the Obligations of a Borrower or (iii) of a Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (including any fee or leasehold interest in real property) to secure the Obligations; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Sections 7.02(g) or (h) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (B) customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements, or provisions in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices, which restrict the transfer, assignment or encumbrance thereof; provided further that (A) clause (i) of this Section 7.09 shall not apply to restrictions or conditions in any Indebtedness permitted pursuant to Section 7.02 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of unsecured or junior financing, are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries, (B) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 7.03 so long as such provisions relate only to the assets of the applicable joint venture and its subsidiaries or to Equity Interests issued by such joint venture and (C) clause (iii) of this Section 7.09 shall not apply to customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto.

7.10Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11Financial Covenants.

(a)Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrowers following the Closing Date to be less than 2.50 to 1.00.

(b)Consolidated Leverage Ratio.

(i)Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrowers following the Closing Date and ending prior to the date of a Qualified Note Offering to be greater than (i) during a Specified Acquisition Period, 5.50 to 1.00 and (ii) except during a Specified Acquisition Period, (A) for each fiscal quarter ending on or prior to June 30, 2019, 5.00 to 1.00, and (B) for the fiscal quarter ending September 30, 2019 and each fiscal quarter thereafter, 4.75 to 1.00.

(ii)Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrowers following the Closing Date and ending on or after the date of a Qualified Note Offering to be greater than (i) during a Specified Acquisition Period, 5.50 to 1.00 and (ii) except during a Specified Acquisition Period, 5.25 to 1.00.

(c)Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrowers following the Closing Date and ending on or after the date of a Qualified Note Offering to be greater than (i) except during a Specified Acquisition Period, 3.75 to 1.00 and (ii) during a Specified Acquisition Period, 4.00 to 1.00.

7.12Sanctions.  Directly or, to the Knowledge of the Borrowers or their Subsidiaries, indirectly use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, for the purpose of funding any activities of or business with any Sanctioned Person in violation of applicable Sanctions, or in any Designated Jurisdiction in violation of applicable Sanctions, or in any other manner that could reasonably be expected to result in a violation by any individual or entity (including any Lender, Arranger, Administrative Agent, L/C Issuer or Swing Line Lender) of Sanctions.

7.13Anti-Corruption Laws.  Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, for the purpose of funding any activities of or business that could reasonably be expected to result in a violation by any individual or entity (including any Lender, Arranger, Administrative Agent, L/C Issuer or Swing Line Lender) of Anti-Corruption Laws.

7.14Amendments of Organization Documents and Certain Agreements.  Amend any of its Organization Documents, the Omnibus Agreement or the Master Lease unless such amendments, modifications, or supplements could not reasonably be expected (a) to be materially adverse to the rights of the Administrative Agent or the Lenders or (b) to materially decrease the economic benefit or other rights that any Loan Party would have otherwise received pursuant to such agreements in any manner that would affect the subordination or third party beneficiary provisions thereof.

7.15Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except to the extent consistent with GAAP, or (b) the fiscal year-end of any Loan Party or Restricted Subsidiary.

7.16Amendment of Certain Contracts.  Amend, modify, or supplement any agreement governing any unsecured Indebtedness of either Borrower or any Restricted Subsidiary or any Indebtedness of either Borrower or any Restricted Subsidiary that is subordinated in right of payment or that is  secured by Liens that are junior to the Liens of the Collateral Documents (collectively “Junior Debt”) that, in any such case, is in an aggregate principal amount greater than the Threshold Amount, in a manner materially adverse to the interests of the Administrative Agent or the Lenders.

7.17Limitation on Speculative Hedging.  (a) Enter into any Swap Contract for speculative purposes, or (b) be party to or otherwise enter into any Swap Contract which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrowers’ or their Restricted Subsidiaries’ operations.

7.18Sale Leasebacks.  Become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether or not a Capitalized Lease, of any property (whether real, personal or mixed), whether now or hereafter acquired, (a) which any Loan Party or any Restricted Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Loan Party or a Restricted Subsidiary or (b) which any Loan Party or any Restricted Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Loan Party or a Restricted Subsidiary to another Person which is not a Loan Party or a Restricted Subsidiary in connection with such lease (each, a “Sale Leaseback”); provided that the Loan Parties may enter into Sale Leasebacks so long as (a) such Sale Leaseback is permitted pursuant to Section 7.05(f) and (b) the terms of such Sale Leaseback are on commercially reasonable, arm’s length terms to a third party that is not an Affiliate of any Loan Party or Restricted Subsidiary.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  Either Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Either Borrower or any Loan Party (i) fails to perform or observe any term, covenant or agreement contained in Sections 6.01 and 6.02, and such failure continues for 5 days after the earlier to occur of (A) receipt of written notice thereof from Administrative Agent or Required Lenders to the Partnership, or (B) a Responsible Officer otherwise has actual knowledge of any such failure; or (ii) fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05 (only with respect to the legal existence of the Loan Parties), 6.11, 6.12, 6.18 or Article VII; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of (i) receipt of written notice thereof from Administrative Agent or Required Lenders to the Partnership, or (ii) a Responsible Officer otherwise has actual knowledge of any such failure; or

(d)Representations and Warranties.  (i) Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that does not have a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any material respect when made or deemed made or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that has a materiality or Material Adverse Effect qualification shall be incorrect or misleading in any respect when made or deemed made; or

(e)Cross-Default.  (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable grace or cure periods) in respect of any Indebtedness or Guarantee thereof (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee thereof or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee thereof to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)Judgments.  There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by insurance), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of

ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) either Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than (i) contingent amounts not yet due or for which no claim has been made and (ii) obligations under Secured Cash Management Agreements and Secured Hedge Agreements), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party or any other Person denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)Change of Control.  There occurs any Change of Control; or

(l)Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Sections 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on a material portion of the Collateral purported to be covered thereby; or

(m)Classification as Senior Debt.  The Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any instrument or other agreement or document governing the subordination terms of any Junior Debt.

8.02Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents, including, directing the Collateral Agent to exercise the rights and remedies under the Collateral Documents (or at law or pursuant to the UCC);

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to either Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C

Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16 hereof, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.15, ratably among the L/C Issuers in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX
ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01Appointment and Authority.  Each of the Lenders and the L/C Issuers hereby irrevocably appoints Citizens to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrowers nor any other Loan Party shall have rights as third party beneficiaries of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.

(a)Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Partnership, a Lender or the applicable L/C Issuer.

(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a release or threat of a release of a Hazardous Material pursuant to Section 6.13, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

9.04Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or such L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.  (a)  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Partnership.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Partnership and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the applicable L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each applicable L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)Any resignation or removal by Citizens as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Citizens resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of such L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Citizens resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrowers of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citizens to effectively assume the obligations of Citizens with respect to such Letters of Credit.

9.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Syndication Agent, Documentation Agent or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  The Secured Parties agree that in connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  The Secured Parties agree that in connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 10.01 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent and Collateral Agent to (and authorize the Administrative Agent to instruct the Collateral Agent to) execute any documents and take any other actions reasonably necessary to effectuate a release of any Guaranty or any Lien on Collateral, or subordinate any Lien on the Collateral, as contemplated by Section 10.22.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to so instruct the Collateral Agent or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10 and Section 10.22.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or amendment to any Loan Document) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements or Secured Hedge Agreements in the case of the Maturity Date.

9.12Collateral Agent.  Each of the Lenders and the L/C Issuers, and, by accepting the benefits of Section 8.03 and the Collateral Documents, each other Secured Party, agrees to the appointment of the Collateral Agent.

ARTICLE X
MISCELLANEOUS

10.01Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by a Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)waive any condition (i) set forth in Section 4.02 (other than Section 4.02(b) or (c)), or, in the case of the initial Credit Extension, Section 4.01, or (ii) set forth in Section 2.03(a) or (b) to issue any Letter of Credit, in each case, without the written consent of each Lender;

(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (provided that a waiver of any actual or prospective Event of Default shall not constitute such an extension or increase);

(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document (other than a waiver of (x) any condition precedent not covered by clause (a) above,

(y) any Default or (z) any Event of Default), without the written consent of each Lender entitled to such payment;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)instruct the Collateral Agent to release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h)release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or any amount owing to such Lender reduced (except in accordance with Section 2.16) or the final maturity thereof extended, in each case, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, if following the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Partnership, the Administrative Agent or an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or such L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swingline Lender, such L/C Issuer or either Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to either Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of either Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to either Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Partnership, the Administrative Agent, each other L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Revolving Credit Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of either Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrowers shall, within 30 days following written demand therefor, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees and charges and disbursements of one lead counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof; provided that the Borrowers shall be required to pay only the legal fees and expenses of one corporate counsel, one special counsel, (if required and/or necessary and identified to the Partnership in advance) one local counsel in each relevant material jurisdiction and one conflicts counsel of the Administrative Agent and the Arrangers in connection with the Loan Documents, (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, but limited to one counsel for all such Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single counsel acting in multiple jurisdictions) for all such Persons, taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Persons.

(b)Indemnification by the Borrowers.  The Borrowers shall, within 30 days following written demand therefor, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including, but not limited to, reasonable and documented fees, disbursements and other charges of one firm of counsel for all such Indemnitees (and, if reasonably necessary, one firm of local counsel in each relevant material jurisdiction) (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Partnership of such conflict, of one additional firm of counsel (and local counsel) in each relevant material jurisdiction to each group of similarly affected Indemnitees), incurred by any Indemnitee, or asserted against any Indemnitee by any Person (including either Borrower or any other Loan Party) other than such Indemnitees and Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or threatened presence or release of Hazardous Materials at, on, under or emanating from any property owned or operated by either Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to either Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by either Borrower or any other Loan Party or any of such Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OR THE STRICT LIABILITY OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by either Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are determined by a court of competent jurisdiction by final and nonappealable judgment to be the result of any disputes among Indemnitees or any Related Party (other than any claims against the Administrative Agent, the Arrangers, the Swing Line Lender or any L/C Issuer in their capacities as such) and other than any claims arising out of any act or omission on the part of a Borrower or its Affiliates (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  The foregoing indemnity will not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities or related expenses from any non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage

(determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each party hereto hereby waives any claim against any other party hereto, and each Loan Party hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)Survival.  The agreements in this Section and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05Payments Set Aside.  To the extent that any payment by or on behalf of either Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, the Partnership otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Partnership (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Partnership shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment; and

(C)the consent of the L/C Issuers and the Swing Line Lender shall be required for any assignment.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to either Borrower or any of a Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person or any investment vehicle established primarily for the benefit of a natural Person.

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Partnership and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, such L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this Section 10.06(d).

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Partnership, the Administrative Agent, or the L/C Issuers sell participations to any Person (other than a natural Person or any investment vehicle established primarily for the benefit of a natural Person, a Defaulting Lender, a Borrower or a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly and adversely affects such Participant (other than any waiver of a Default or Event of Default). The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (ii) to sale of the participation to such Participant is made with the consent of the Borrowers.  Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Citizens assigns all of its Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Citizens may, (i) upon 30 days’ notice to the Partnership and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Partnership, resign as Swing Line Lender.  In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor and no failure by any Lender to accept such appointment shall affect the resignation of Citizens as L/C Issuer or Swing Line Lender, as the case may be.  If Citizens resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Citizens resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender and the acceptance by such successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Citizens to effectively assume the obligations of Citizens with respect to such Letters of Credit.

10.07Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective party (or its Related

Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating a Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided for herein, (h) to credit insurance providers which have been informed as to the confidential nature of such information, so long as such credit insurance providers agree in writing to be bound by the requirements of this Section 10.07, (i) with the consent of the Partnership or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.  For purposes of this Section, “Information” means all information received from either Borrower or any Subsidiary relating to a Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by a Borrower or any Subsidiary, provided that, in the case of information received from a Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or such L/C Issuer different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Partnership and the

Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lenders.  If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or a Non-Extending Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Partnership may, at the sole expense and effort of the Borrowers, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender or a Non-Extending Lender, the applicable assignee shall have consented to the applicable amendment, waiver, consent or Extension Offer.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.  To the extent permitted under applicable law, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption (or other relevant assignment documentation) required hereunder if such Lender is replaced pursuant to this Section 10.13 and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE

COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EITHER BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers or the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “execute”, “signed,” “signature,” and words of like import or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments, Revolving Credit Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it and the Partnership.

10.18USA PATRIOT Act.  Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

10.19Keepwell.  Each Borrower at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Borrower’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.20ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21Reserved.

10.22Release of Collateral and Guarantees.

(a)(i)A Subsidiary Guarantor shall automatically be released from its obligations under the Guaranty upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Guarantor (A) ceases to be a Restricted Subsidiary or (B) becomes an Excluded Subsidiary, provided that any Subsidiary Guarantor shall only be released from its obligations under the Guaranty pursuant to this clause (B) as a result of such Subsidiary Guarantor becoming an Excluded Subsidiary of the type described in clause (iv) of the definition thereof if (x) at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type, no Event of Default has occurred and is continuing and (y) such Subsidiary Guarantor so becomes an Excluded Subsidiary as a result of a joint venture or other strategic transaction entered into for a bona fide business purpose;

(ii)upon any sale or other transfer by any Loan Party (other than to a Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral, the security interests in such Collateral created by the Collateral Documents shall be automatically released;

(iii)upon the release of any Guarantor from its Guarantee in compliance with clause (i) above, the security interest in any Collateral owned by such Guarantor created by the Collateral Documents shall be automatically released;

(iv)upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Collateral Documents in the Equity Interests of such Subsidiary shall automatically be released;

(v)upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than (x) contingent indemnification obligations, (y) obligations under Secured Cash Management Agreements and Secured Hedge Agreements and (z) any Letter of Credit as to which arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made) and the expiration or termination of all Letters of Credit (other than any Letter of Credit as to which arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), all obligations under the Loan Documents and all security interests created by the Collateral Documents shall be automatically released;

(vi)the Administrative Agent or the Collateral Agent, as the case may be, will subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

provided, in each such case, that the Partnership shall have provided the Administrative Agent or the Collateral Agent, as the case may be, a certificate of a Responsible Officer certifying that the transaction giving rise to the release of such Guarantor or such Collateral, or to the subordination of the Liens of the Collateral Documents, is permitted hereunder and, if applicable, as to the matters specified in the proviso to clause (i) above, which certificate shall (together with such supporting documentation as the Administrative Agent may reasonably require) demonstrate to the reasonable satisfaction of the Administrative Agent that such transaction is permitted hereunder and that such release is required by this Section 10.22.  The Administrative Agent shall be fully protected in relying on such certificate (whether or not such reliance is reasonable, to the extent specified in Section 9.03(b)(ii) hereof), but shall not be required to effect such release if it is not reasonably satisfied that such transaction is permitted under the Loan Documents, that the conditions specified in the proviso to clause (i) above have been satisfied, to the extent applicable, or that such release is required by this Section 10.22.

(b)In connection with any release or subordination pursuant to this Section 10.22, the Administrative Agent or the Collateral Agent, as the case may be, shall execute and deliver to any Loan Party, at such Loan Party's expense, all documents that such Loan Party shall reasonably request to evidence such termination or release.

10.23Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if required by Law:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.24Joint and Several Obligations of the Borrowers; Partnership.

(a)Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of the other Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for such Borrower.

(b)Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction between them.

(c)If and to the extent that either Borrower shall fail to make any payment with respect to any Obligation as and when due or to perform any Obligation in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligation.

(d)The obligations of each Borrower under the provisions of this Section 10.24 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)Except as otherwise expressly provided herein, each Borrower hereby waives, to the extent permitted by applicable law, notice of acceptance of its joint and several liability. Except as otherwise expressly provided herein, each of the Borrowers hereby waives, to the extent permitted by law, notice of any Revolving Credit Loan made under this Agreement, notice of occurrence of any Event of Default or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each of the Borrowers hereby assents to, and waives notice of, to the extent permitted by applicable law, any extension or postponement of the time for the payment of any Obligation, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by the other Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any Obligation or the addition, substitution or release, in whole or in part, of any other Borrower. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 10.24, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 10.24, it being the intention of each of the Borrowers that, so long as any Obligation remains unsatisfied, the obligations of such Borrower under this Section 10.24 shall not be discharged except by performance or payment and then only to the extent of such performance or payment. The obligations of each Borrower under this Section 10.24 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the other Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)The provisions of this Section 10.24 are made solely for the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, and may be enforced by any such Person from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any other Secured Party first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any Obligation or to elect any other remedy. If at any time, any payment, or any part thereof, made in respect of any Obligation, is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 10.24 will forthwith be reinstated in effect, as though such payment had not been made.

Notwithstanding any provision to the contrary contained herein or in any other Loan Document, to the extent the joint and several obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law), after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Loan Party under applicable law.

(g)The Partnership is authorized to act as agent, attorney-in-fact and representative of the Services for the purposes of providing Revolving Credit Loan Notices and similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, electing interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents under the Loan Documents, making and taking all other actions (including in respect of compliance with covenants) on behalf of the Borrowers under the Loan Documents and all other purposes incidental to any of the foregoing.  Services hereby agrees that each notice, instruction, election, request, representation and warranty, agreement, covenant, undertaking, consent and similar action made or taken on its behalf by the Partnership shall be deemed for all purposes to have been made or taken by Services and shall be binding upon and enforceable against Services to the same extent as if the same had been made or taken directly by Services.

10.25Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of either Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)Such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of either Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE XI
GUARANTY

11.01The Guaranty.

In order to induce the Lenders to enter into this Agreement and any Cash Management Bank or Hedge Bank to enter into any Secured Cash Management Agreement or Secured Hedge Agreement, as applicable, and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Guarantors from the Credit Extensions hereunder and any Secured Cash Management Agreement or Secured Hedge Agreement, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders, the Cash Management Banks and the Hedge Banks, each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations. If any or all of the indebtedness becomes due and payable hereunder or under any Secured Cash Management Agreement or Secured Hedge Agreement, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, the Cash Management Banks, the Hedge Banks, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations. The Guaranty set forth in this Article XI is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article XI in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrowers, including specifically all Obligations, arising in connection with this Agreement, the other Loan Documents or any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrowers may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code of the United States).

11.02Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations of the Borrowers to the Lenders and any Cash Management Bank or Hedge Bank whether or not due or payable by the Borrowers upon the occurrence of any Event of Default under Section 8.01(f) and unconditionally promises to pay such Obligations to the Administrative Agent for the account of the Lenders and to any such Cash Management Bank or Hedge Bank, or their respective order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrowers or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Cash Management Bank or Hedge Bank, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrowers or a Guarantor, the estate of the Borrowers or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

11.03Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrowers whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, or (e) any payment made to the Administrative Agent, the Lenders or any Cash Management Bank or Hedge Bank on the Obligations which the Administrative Agent, such Lenders or such Cash Management Bank or Hedge Bank repay the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

11.04Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantors or the Borrowers are joined in any such action or actions.

11.05Authorization.

Each of the Guarantors authorizes the Administrative Agent, each Lender, each Cash Management Bank and each Hedge Bank without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement and any Secured Cash Management Agreement or Secured Hedge Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrowers or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

11.06Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Cash Management Bank or Hedge Bank to inquire into the capacity or powers of the Borrowers or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

11.07Waiver.

(a)To the extent permitted by applicable Law, each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Cash Management Bank or Hedge Bank to (i) proceed against the Borrowers, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Bank Product Provider’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrowers, any other guarantor or any other party other than payment in full of the Obligations (other than (i) contingent indemnification obligations for which no claim has been made and (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), including, without limitation, any defense based on or arising out of the disability of the Borrowers, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers other than payment in full of the Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrowers or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full (other than (i) contingent indemnification obligations for which no claim has been made and (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrowers or any other party or any security.

(b)To the extent permitted by applicable Law, each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code of the United States, or otherwise) to the claims of the Lenders or any Cash Management Bank or Hedge Bank against the Borrowers or any other guarantor of the Obligations of the Borrowers owing to the Lenders or such Cash Management Bank or Hedge Bank (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full (other than (i) contingent indemnification obligations for which no claim has been made and (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Cash Management Bank or Hedge Bank now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Cash Management Banks and/or Hedge Banks to secure payment of the Obligations of the Borrowers until such time as the Obligations shall have been paid in full (other than (i) contingent indemnification obligations for which no claim has been made and (ii) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the Commitments have been terminated.

11.08Limitation on Enforcement.

The Lenders, the Cash Management Banks and the Hedge Banks agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders or such Cash Management Bank or Hedge Bank (only with respect to obligations under the applicable Secured Cash Management Agreement or Secured Hedge Agreement) and that no Lender, Cash Management Bank or Hedge Bank shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Cash Management Bank or Hedge Bank under any Secured Cash Management Agreement or Secured Hedge Agreement, as applicable.

11.09Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment of the Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrowers, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 11.2.

11.10Eligible Contract Participant.

Notwithstanding anything to the contrary in any Loan Document, no Guarantor shall be deemed under this Article XI to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article XI becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided however that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Obligations of such Guarantor under this Article XI by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

11.11Keepwell.

Without limiting anything in this Article XI, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article XI becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Article XI in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 11.11, or otherwise under this Article XI, voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until termination of the Commitments and payment in full of all Loans and other Obligations. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: CROSSAMERICA PARTNERS LP, a Delaware limited partnership By: CrossAmerica GP LLC, its general partner
By:	/s/ Evan Smith
	Name:	Evan Smith
	Title:	Vice President of Finance and Chief Financial Officer

LEHIGH GAS WHOLESALE SERVICES, INC., a Delaware corporation
By:	/s/ Evan Smith
	Name:	Evan Smith
	Title:	Vice President, Treasurer and Chief Financial Officer

GUARANTORS:

LGP OPERATIONS LLC,
a Delaware limited liability company

LEHIGH GAS WHOLESALE LLC,
a Delaware limited liability company

EXPRESS LANE, INC.,
a Florida corporation

LGP REALTY HOLDINGS GP LLC,
a Delaware limited liability company

MINNESOTA NICE HOLDINGS INC.,
a Delaware corporation

ERICKSON OIL PRODUCTS, INC.,
a Wisconsin corporation

FREEDOM VALU CENTERS, INC.,
a Wisconsin corporation

PETROLEUM MARKETERS INCORPORATED,
a Virginia corporation

PM PROPERTIES, INC.,
a Virginia corporation

CAP OPERATIONS, INC.,
a Delaware corporation

NTI DROP DOWN ONE, LLC,
a Delaware limited liability company

NTI DROP DOWN TWO, LLC,
a Delaware limited liability company

M & J OPERATIONS, LLC,
a West Virginia limited liability company

CAP WEST VIRGINIA HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Evan Smith
	Name:	Evan Smith
	Title:	Vice President, Treasurer and Chief Financial Officer

LGP REALTY HOLDINGS LP, a Delaware limited partnership By: LGP Realty Holdings GP LLC, its general partner
By:	/s/ Evan Smith
	Name:	Evan Smith
	Title:	Vice President, Treasurer and Chief Financial Officer

CITIZENS BANK, N.A. as the Administrative Agent, the L/C Issuer, the Swingline Lender and a Lender
By:	/s/ Michael Puleo
	Name:	Michael Puleo
	Title:	Vice President

Capital One, National Association, as a Lender

By:	/s/ Patrick McCarthy
	Name:	Patrick McCarthy
	Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ James A. Gelle
	Name:	James A. Gelle
	Title:	Senior Vice President

MUFG BANK, LTD., CANADA BRANCH, as a Lender

By:	/s/ Amos Simpson
	Name:	Amos Simpson
	Title:	Managing Director

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Mark Holm
	Name:	Mark Holm
	Title:	Managing Director

REGIONS BANK, as a Lender

By:	/s/ Katie Hammons
	Name:	Katie Hammons
	Title:	Assistant Vice President

Fifth Third Bank, N.A., as a Lender

By:	/s/ Mike Ross
	Name:	Mike Ross
	Title:	Managing Director

Raymond James Bank, N.A., as a Lender

By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

People’s United Bank, National Association, as a Lender

By:	/s/ James Riley
	Name:	James Riley
	Title:	Senior Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Pierre Bouffard
	Name:	Pierre Bouffard
	Title:	Authorized Signatory

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Joseph Madison
	Name:	Joseph Madison
	Title:	Vice President

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Lisa Whatley
	Name:	Lisa Whatley
	Title:	Managing Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
	Name:	Sydney G. Dennis
	Title:	Director

SCHEDULE 2.01

COMmitMENTS

Lender	Commitment	Commitment Percentage
Citizens Bank, N.A.	$100,000,000.00	13.333333333%
Capital One, National Association	75,000,000.00	10.000000000%
KeyBank National Association	75,000,000.00	10.000000000%
MUFG Bank, Ltd., Canada Branch	75,000,000.00	10.000000000%
Wells Fargo Bank, National Association	75,000,000.00	10.000000000%
Regions Bank	60,000,000.00	8.000000000%
Fifth Third Bank, N.A.	52,500,000.00	7.000000000%
Raymond James Bank, N.A.	52,500,000.00	7.000000000%
People's United Bank, National Association	47,500,000.00	6.333333333%
Royal Bank of Canada	47,500,000.00	6.333333333%
Manufacturers and Traders Trust Company	35,000,000.00	4.666666667%
JPMorgan Chase Bank, N.A.	30,000,000.00	4.000000000%
Barclays Bank PLC	25,000,000.00	3.333333333%
Totals	$750,000,000.00	100.00%